UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant X

Filed by a Party other than the Registrant

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☒	Definitive Proxy Statement
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o	Soliciting Material Pursuant to §240.14a-12

PAR PHARMACEUTICAL COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PAR PHARMACEUTICAL COMPANIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 17, 2011

TO OUR STOCKHOLDERS:

The 2011 Annual Meeting of Stockholders of Par Pharmaceutical Companies, Inc. will be held on May 17, 2011 at the Warwick New York Hotel, 65 West 54th Street, New York, New York 10019 at 10:00 a.m., local time, for the following purposes:

1. To elect three Class III members of the Company's Board, to serve until the annual meeting of stockholders in 2014 and until their successors have been duly elected and qualified;

2. To consider and act upon a proposal to ratify the selection of the independent auditors for the fiscal year ending December 31, 2011;

3. To hold an advisory (non-binding) vote on our 2010 executive compensation programs and policies for our Named Executives;

4. To hold an advisory (non-binding) vote on the frequency of future votes by the stockholders on our executive compensation programs and policies for our Named Executives;

5. To reapprove material terms of performance goals under our 2004 performance equity plan; and

6. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The Board has fixed the close of business on March 23, 2011 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the meeting.  Only stockholders of record as of the close of business on such date will be entitled to vote at the meeting and any adjournment(s) thereof.

By Order of the Board of Directors

Thomas J. Haughey
Secretary

March 29, 2011

YOU ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.  THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO ITS EXERCISE.  IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND VOTE YOUR SHARES IN PERSON.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2011

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE ONLINE AT www.parpharm.com/proxy

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
PROPOSAL 1: ELECTION OF DIRECTORS	6
Identifying and Evaluating Nominees for Director	6
Directors…..	7
PROPOSAL 2: RATIFICATION OF SELECTION OF AUDITORS	10
CORPORATE GOVERNANCE AND BOARD MATTERS	11
Board Leadership Structure	11
Lead Director	12
Committees	12
Meetings of the Board and Committee Membership	13
Communications with the Board and its Audit Committee	14
Risk Oversight	14
Governance Principles	15
Code of Ethics	15
Director Independence Standards	15
Review and Approval or Ratification of Transactions with Related Persons	16
Certain Relationships and Related Transactions	17
Compensation Committee Interlocks and Insider Participation	17
AUDIT COMMITTEE REPORT	17
DIRECTOR COMPENSATION	18
Cash Compensation	18
Equity Grant	18
Ownership Restrictions	18
SECURITY OWNERSHIP	19
Security Ownership of Certain Beneficial Owners	19
Security Ownership of Directors and Management	21
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	22
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY
VOTE ON EXECUTIVE COMPENSATION	22
PROPOSAL 5: REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE
2004 PERFORMANCE EQUITY PLAN	23
EXECUTIVE COMPENSATION	28
Officers……….	28
COMPENSATION DISCUSSION AND ANALYSIS	29
Executive Summary	30
Compensation Philosophy and Policies Regarding Executive Compensation	31
The Compensation-Setting Process	35
Components of Executive Compensation and Decisions Related to 2010 Compensation for Named Executives	40
Other 2010 Compensation Events	47
Compensation Committee Report	51
Compensation Risk Assessment	51
Executive Compensation	51
Summary Compensation Table	52
Grants of Plan-Based Awards	53
Outstanding Equity Awards At Fiscal Year-End	54
Option Exercises And Stock Vested	55
Non-Qualified Deferred Compensation	55
Equity Compensation Plan Information	55
Pension Benefits	56
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	56
Employment Agreements with Named Executives	56
Potential Payments and Rights Upon Termination of Employment or Change of Control	58
Non-compete and Non-solicitation	61
Estimated Value of Benefits to Be Received Upon Involuntary Separation Not Related to a
Change of Control or Upon Qualifying Termination Following a Change of Control	61
Named Executives Who Are No Longer Employed by Us	63
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	64
OTHER MATTERS....	64
SUBMISSION OF STOCKHOLDER PROPOSALS	64

i

PAR PHARMACEUTICAL COMPANIES, INC.
300 Tice Boulevard
Woodcliff Lake, NJ 07677

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 17, 2011

____________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

____________________

Why did I receive this proxy statement?

The Board of Directors of Par Pharmaceutical Companies, Inc. is soliciting proxies for its 2011 Annual Meeting of Stockholders and for any adjournment(s) of the meeting.  The meeting will be held on May 17, 2011, at the Warwick New York Hotel, 65 West 54th Street, New York, New York 10019, at 10:00 a.m., local time.

This proxy statement and the company’s 2010 Annual Report on Form 10-K (together, the “proxy materials”), along with either a proxy card or voting instruction card, are being mailed to stockholders on or about March 31, 2011.  The proxy materials contain information you need to know for voting at the meeting.  You do not need to attend the 2011 meeting in order to vote your shares.

Par Pharmaceutical Companies, Inc. is sometimes referred to in this proxy statement as “the company,” “we,” “our” or “us,” and our Board of Directors is sometimes referred to in this proxy statement as the “Board.”

How do I contact the Company’s Secretary?

You may contact our Secretary by sending correspondence to our principal executive offices, located at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677.  Our telephone number is (201) 802-4000.

Who is entitled to vote, and how many votes do I have?

Holders of our common stock as of the close of business on March 23, 2011 (the “Record Date”), are entitled to vote at the 2011 meeting.  For each item presented for vote, you have one vote for each share you own.  We have no class of voting securities other than the common stock, and our stockholders do not have cumulative voting rights.

Any person who acquires shares of common stock after the close of business on March 23, 2011 and wants to vote such shares at the 2011 meeting must obtain a proxy from the record holder of such shares or otherwise take appropriate steps to obtain the voting rights of such record holder.

What constitutes a quorum?

As of the Record Date, we had 36,178,600 shares of common stock outstanding and entitled to vote at the 2011 meeting.  A majority of the outstanding shares of our common stock, present or represented by proxy, constitutes a quorum and a quorum is necessary to conduct business at the meeting.  Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.  If you submit a properly completed and executed proxy, you will be considered part of the quorum.  If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What am I voting on?

You are voting on the following proposals:

•          Election of three Class III members of the Board;

•          Ratification of the selection of the firm of Deloitte & Touche LLP as our independent auditors for the 2011 fiscal year;

•          An advisory (non-binding) proposal on our 2010 executive compensation programs and policies for Named Executives;

•          An advisory (non-binding) proposal on the frequency of future votes by stockholders for our executive compensation programs and policies for Named Executives; and

•          Reapproval of material terms of our performance goals under our 2004 performance equity plan.

The Board recommends that you vote “FOR” the Class III nominees for director, Patrick G. LePore, Ronald M. Nordmann and Joseph E. Smith, “FOR” the ratification of the selection of the firm of Deloitte & Touche LLP as our independent auditors for the 2011 fiscal year, “FOR” the advisory proposal on our 2010 executive compensation programs and policies for Named Executives and “FOR” the reapproval of material terms of our performance goals under our 2004 performance equity plan.  The Board recommends that you vote for the option of annually (“1 YEAR”) as to the frequency of the advisory vote on the executive compensation programs and policies for Named Executives.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for additional stockholder proposals and nominations has already passed.  Nonetheless, in case there is such an unforeseen need, the accompanying proxy gives discretionary authority to the persons named in the proxy card with respect to any other matter(s) that might be brought before the meeting.  If another proposal is presented, those persons will vote your returned proxy in accordance with their judgment.

How do I vote?

You may vote:

•          in person by attending the meeting;

•          by following the instructions on the enclosed proxy card or voting instruction form and completing and returning it in the pre-paid envelope provided herewith; or

•          if your shares are held in “street name,” by following the instructions sent to you by your broker, bank or other nominee (see “What is the difference between holding shares as a stockholder of record and as a beneficial owner?” below).

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” of those shares.  The proxy materials and proxy card have been sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.”  The proxy materials and a voting instruction form have been forwarded to you by your broker, bank or other nominee, which is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the instructions included in the mailing from your broker, bank or other nominee.  If your shares are held in street name and you wish to attend and vote at the 2011 meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot at the meeting.

What does it mean if I receive more than one proxy card?

It means you have multiple accounts at the transfer agent or with banks, brokers or other nominees.  Please complete and provide your voting instructions for all proxy cards and/or voting instruction forms that you receive.

What is “householding” and how does it affect me?

Some brokers, banks and other nominee record holders of our common stock may be participating in the practice of “householding” proxy statements, which reduces printing costs and postage fees.  This means that only one copy of the proxy materials may have been sent to multiple stockholders at a shared address.  We will promptly deliver a separate copy of the proxy materials to each stockholder who has been “householded” if he or she requests our Secretary to do so.  If you desire to receive separate copies of any of our future proxy materials, or if you are receiving multiple copies of such proxy materials and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at our address or telephone number listed above.  Our proxy materials are also available on the internet at www.parpharm.com/proxy.

What are the voting requirements to elect the directors and approve proposals?

Directors will be elected by the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the 2011 meeting.  The ratification of the selection of Deloitte & Touche LLP, the advisory vote on our 2010 executive compensation programs and policies for Named Executives, the advisory vote on the frequency of future stockholder votes on our executive compensation programs and policies for Named Executives, and the reapproval of the material terms of our performance goals under our 2004 performance equity plan, will require the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the meeting.  Any other proposals made at the meeting will require, subject to the General Corporation Law of the State of Delaware, the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, at the meeting.

Abstentions will be treated as shares present and entitled to vote for the purpose of determining the existence of a quorum at the meeting.  Under Delaware law, directors are elected by a plurality (i.e. the nominees receiving the most “for” votes), rather than a majority, vote at the meeting. As a result, abstentions have no effect on the vote required for the election of directors.  With respect to other matters, abstentions have the same effect as “no” votes and may, therefore, affect the outcome of the vote on any such matters.

Are the voting requirements different if my shares are held in “street name?”

Brokers that hold shares for their clients’ accounts vote such shares either as directed by their clients or, if permitted by the rules of the applicable stock exchange or other organization of which they are members, in their own discretion.  Brokers who are members of the New York Stock Exchange (the “NYSE”) are permitted to vote their clients’ shares in such members’ discretion on certain “routine matters,” such as the ratification of the selection of our auditors (proposal 2), if such clients have not timely furnished voting instructions.  The election of directors (proposal 1), the advisory vote on our 2010 executive compensation programs and policies (proposal 3), the advisory vote on the frequency of future stockholder votes on executive compensation programs and policies (proposal 4) and the reapproval of the material terms of our performance goals under our 2004 performance equity plan (proposal 5) are “non-discretionary” items, and, therefore, brokers cannot vote for these proposals unless specifically instructed to do so by the beneficial owner.

When a broker votes its client’s shares on one or more, but not all, of the proposals submitted at a company’s stockholder meeting, the omitted votes are referred to as “broker non-votes.”  Broker non-votes will be deemed present and included in determining the existence of a quorum at the meeting.  However, broker non-votes will be excluded from the number of shares deemed present and entitled to vote on a matter and, accordingly, broker non-votes reduce the absolute number, but not the percentage (e.g., over 50% of those shares entitled to vote), of affirmative votes required in order to approve the matter.  For this reason, broker non-votes will have no effect on the vote required for any of the matters described herein to be presented at the 2011 meeting.  For matters that under Delaware law require the affirmative vote of the holders of a majority of the outstanding shares of our common stock (such as an amendment to our Certificate of Incorporation), broker non-votes would have the effect of “no” votes.

How will my shares be voted on the matters planned to be presented at the 2011 meeting?

You may vote your shares in your discretion either by proxy or in person at the meeting.  If you vote by proxy, your shares will be voted as indicated in your properly completed proxy.  If you do not indicate how your shares should be voted on one or more matters, the shares represented by your proxy will be voted as recommended by the Board of Directors.  If you are the stockholder of record and you do not return a proxy card or attend the meeting, your shares will not be voted.

What effect will it have if I hold my shares in “street name” and I do not instruct my broker on how to vote?

If your shares are held in “street name” and you do not instruct your broker how to vote with respect to the election of directors (proposal 1), the advisory proposal on our 2010 executive programs and policies for Named Executives (proposal 3), the advisory vote on the frequency of future stockholder votes on executive compensation programs and policies for Named Executives (proposal 4) and the reapproval of the material terms of our performance goals under our 2004 performance equity plan (proposal 5), your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.”  Your broker will, however, be permitted to use its discretion on routine matters such as the ratification of auditors (proposal 2).  See “Are the voting requirements different if my shares are held in “street name?”  We encourage you to provide instructions to your broker, bank or other nominee by completing the instruction card or proxy that it sent to you.  This will ensure that your shares are voted at the 2011 meeting as you direct.

What can I do if I change my mind after I complete a proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the meeting by:

• Sending written notice of the revocation of your proxy to the company’s Secretary;

• Voting a revised proxy card after the date of the prior proxy; or

• Voting in person at the 2011 meeting.

The latest dated, properly completed proxy that you submit will count as your vote.  Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Secretary prior to the date of the 2011 meeting.  If your shares are held in street name, you must contact your bank, broker or other nominee and follow its procedures for changing your voting instructions.  You may also vote in person at the meeting, provided, if your shares are held in street name, that you obtain a legal proxy from you broker, bank or other nominee as described in the answer to “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”above.  If you attend the meeting and wish to vote at the meeting, but have already returned your properly completed proxy, you may vote by notifying the inspectors of election upon arriving at the meeting.

How can I attend the 2011 meeting?

Admission to the meeting is limited to our stockholders who are eligible to vote or their authorized representatives.  If you are a stockholder of record and wish to attend the meeting, tear off and bring the top half of your proxy card and a photo ID to present for admission into the meeting.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting, you must bring other proof of ownership, such as an account statement, that clearly shows that you held our common stock on the Record Date, or a legal proxy obtained from your bank, broker or other nominee.  You must also bring a photo ID.

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Who will count the vote?

We will appoint one or more inspectors of election to conduct the voting at the meeting.  Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their ability.  The inspectors will ascertain the number of shares of common stock outstanding, determine the shares present at the meeting for quorum and voting purposes and the validity of proxies and ballots, count all proxies and ballots and perform certain other duties as required by Delaware law.  The inspectors will tabulate the number of votes cast for, against or withheld as to, as well as the number of abstentions and broker non-votes in respect of, all proposals submitted at the meeting.

How much will this proxy solicitation cost and who pays that expense?

We have retained and will pay Georgeson Inc. to assist us in the distribution and solicitation of proxies.  Solicitations of proxies will be made principally by mail and may, additionally, be made by our directors, officers and other employees personally and/or via telephone, facsimile, electronic mail or other means of communication.  Our directors, officers and other employees will not receive any additional compensation, but may be reimbursed for any reasonable out-of-pocket expenses that they incur, in connection with such solicitations.  We will, upon request, reimburse brokers, custodians, nominees and fiduciaries for their out-of-pocket and clerical expenses incurred in transmitting proxies and related materials to beneficial owners.  We believe that the total cost of distributing and soliciting proxies will not be material to the company.

When are stockholder proposals due for the 2012 Annual Meeting?

Any proposal that is intended to be presented by any stockholder for action at the 2012 Annual Meeting of Stockholders must be received in writing by our Secretary no later than December 2, 2011 in order for such proposal to be considered for inclusion in the company’s proxy statement and form of proxy relating to the 2012 Annual Meeting.

Under our Bylaws, advance notice of stockholder nominations for the election of directors must be delivered personally to, or mailed to and received by, our Secretary at the address indicated above, not less than 20 nor more than 60 days prior to the 2012 Annual Meeting date; however, in the event that less than 30 days’ prior notice or public disclosure of the 2012 Annual Meeting date is given or made to the stockholders, notice by the stockholder, to be timely, must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or such public disclosure was made.

In addition, if we do not receive written notice by February 15, 2012 of a matter proposed to be submitted for stockholders’ vote at the 2012 Annual Meeting of Stockholders, proxies received by members of our management for such meeting may be voted, at the discretion of such members, on any matter(s) that properly come before such meeting, without any discussion of such proposed matter(s) in the proxy statement to be distributed in respect of such meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director

The Board strives to achieve a membership of qualified individuals with a mix of qualities that best serve the company’s needs.  Although we do not have a formal written diversity policy, the Nominating-Corporate Governance Committee (referred to hereafter as the “Nominating Committee”) consults with the Board to determine the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time.  In order to identify the best candidates for the Board’s needs, the Nominating Committee considers the following criteria:

•    judgment, character, expertise, skills, experience and knowledge useful to the oversight of the company’s business;

•    diversity of viewpoints, backgrounds, experiences and other relevant demographic factors;

•    business or other relevant experience; and

•    the extent to which the interplay of the candidate’s expertise, skills, experience and knowledge with those of other Board members will help to build a Board that is more effective, collegial and responsive to the needs of the company and our stockholders.

The Nominating Committee also considers industry experience or qualifications, such as generic, brand or biotech experience, general management or financial experience, and diverse experience in business, education, government, law, technology, regulatory compliance, medicine and science.

When considering candidates for election (or re-election) to the Board, the Nominating Committee considers the entirety of a candidate’s credentials and background and does not impose any specific minimum qualifications that must be met by the candidate.  However, the members of the Nominating Committee believe that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflicts of interest that interfere with his or her performance as a director.

The procedures governing stockholder nominations of persons to serve as directors are set forth in our Bylaws.  Stockholders wishing to submit nominations must notify us at our principal executive offices, located at 300 Tice Boulevard, Woodcliff Lake, NJ 07677.  In order to be considered by the Nominating Committee, nominations must be in writing and addressed to our Secretary and received by us on or before the deadline set forth earlier in this proxy statement in the section entitled “When are stockholder proposals due for the 2012 Annual Meeting?” under “Questions and Answers About the Annual Meeting.”  The Nominating Committee evaluates each candidate, including Board incumbents, based on the same criteria.  After a candidate has been contacted and agreed to being considered as a nominee, the Nominating Committee will review the candidate’s résumé and other credentials and evaluate the expertise and experience that the candidate would provide to the Board and the company.

Directors

Our Certificate of Incorporation provides that the Board is to be divided into three classes, with the term of office of one class expiring each year.  This year, three Class III directors are standing for election.  Our Bylaws prescribe that the number of directors constituting the Board be not less than three nor more than 13, with the actual number to be set from time to time by resolution of the Board.  In 2010, the Board set the number of directors at seven (two in Class I, two in Class II and three in Class III).

Patrick G. LePore, Ronald M. Nordmann and Joseph E. Smith, each a present Class III director, have each been nominated for re-election as a Class III director at the meeting.  Messrs. LePore, Nordmann and Smith were each re-elected by the stockholders at the 2008 Annual Meeting of Stockholders.  If re-elected to the Board at the meeting, the Class III directors’ term will expire in 2014.  The Board’s succession policy, as set forth in the Corporate Governance Guidelines, requires that directors retire at the annual meeting of stockholders after reaching the age of 72, unless such requirement is waived by the Board.  Joseph E. Smith has reached the age of 72.  However, based on Mr. Smith’s extraordinary executive management experience in the pharmaceutical industry and his strong leadership as Lead Director, the Board has waived the requirement that Mr. Smith retire.

Following the retirement of John D. Abernathy as a Class II director, Patrick J. Zenner was elected by the Board in July 2010 to fill the vacancy.  Our Class I directors have terms that expire in 2012 and our Class II directors have terms that expire in 2013.

Proxies solicited by this proxy statement will be voted at the meeting in favor of the election of Messrs. LePore, Nordmann and Smith as Class III nominees, unless authority to do so is withheld on the accompanying proxy card.  The Board and the Nominating Committee have both recommended the election of the nominees.  Proxies may not be voted for a greater number of persons than the number of nominees named herein (i.e., three).  Each of the Class III nominees has consented to serve, if elected, as a director of the company and to be named in this proxy statement.  In the unexpected event that any of the nominees is unable to or will not serve as a director, it is intended that proxies will be voted for the election of a substitute nominee.  Directors are elected by the affirmative vote of a plurality of the shares of our common stock present at the meeting.

Messrs. LePore, Nordmann and Smith, our Class III nominees, as well as all of our directors, are seasoned individuals who bring to the Board a vast array of public company, financial services, private company, public sector, non-profit and other business experience.  Among other skills, they have experience as senior executive managers and board directors in the pharmaceutical industry, investment and financial services, finance and accounting, operations management, strategic planning, business development, regulatory and government affairs, and corporate governance – qualities that led the Board to conclude that they should serve as our directors in light of our company’s business and structure, the business environment and the company’s long-term strategy.  Certain of these specific experiences, qualifications, attributes and skills for each director are described in each director’s biography below.

The following paragraphs set forth certain information (provided by them) regarding the Class III director nominees, and highlights of their skills and experiences that led the Board to select them to serve as directors.

PATRICK G. LEPORE (1)	AGE 55	CLASS III DIRECTOR SINCE 2006

In August 2007, Mr. LePore was named Chairman of the Board.  Since September 2006, Mr. LePore has been the President and Chief Executive Officer of the company and its wholly-owned operating subsidiary, Par Pharmaceutical, Inc.  From 2002 to 2005, Mr. LePore was President of the healthcare marketing group at Cardinal Health, Inc.  From 1984 until 2002, he was with BLP Group Companies, a full service medical communication/education company that was sold to Cardinal Health in 2002, ultimately as Chairman, President and Chief Executive Officer.  From 2005 until September 2006, Mr. LePore was a member of a number of non-profit and for-profit boards.   Mr. LePore is a trustee of Villanova University.  He has a B.A. from Villanova University and an MBA from Fairleigh Dickenson University.

The Board selected Mr. LePore to serve on the Board because he brings to the Board his past and ongoing management experience in the pharmaceutical industry.  As our current Chief Executive Officer, Mr. LePore’s intimate understanding of our day-to-day operations and strategic strengths make him an invaluable link between management and the Board.

RONALD M. NORDMANN (2)(3)	AGE 69	CLASS III DIRECTOR SINCE 2001

Mr. Nordmann has made a career in the financial services industry with a focus on the health care sector.  Since 2000, Mr. Nordmann has been Co-President of Global Health Associates, LLC, a provider of consulting services to the pharmaceutical and financial services industries.  Previously, Mr. Nordmann served in various positions at Deerfield Management, most recently as a partner/portfolio manager responsible for analysis and stock selection in the health care sector.  Mr. Nordmann is a trustee of The Johns Hopkins University.  He received a B.A. from The John Hopkins University and an MBA from Fairleigh Dickinson University.

The Board selected Mr. Nordmann to serve on the Board because he brings to the Board his years of experience and breadth of knowledge as a financial analyst in the health care industry.

JOSEPH E. SMITH (1)(4)	AGE 72	CLASS III DIRECTOR SINCE 2004

Mr. Smith has extensive executive and managerial experience in the pharmaceutical and health care industries.  In August 2007, Mr. Smith was named Lead Director of the Board.  He served from 1989 in various senior executive positions with Warner-Lambert Company, most recently as Corporate Executive Vice President and as a member of the Office of the Chairman and of Warner Lambert’s Management Committee, until his retirement in 1997.  Mr. Smith was a director of HLTH Corporation (formerly Emdeon Corporation) from 2000 until 2009, when HLTH merged with WebMD Health Corp., a provider of health care information services, at which point Mr. Smith became a director of WebMD Health.  Mr. Smith serves on the Board of Trustees of the International Longevity Center, a non-profit organization.  He received an MBA from the Wharton School of the University of Pennsylvania.

The Board recognizes Mr. Smith’s extraordinary and valuable service and unique contributions as a Board member and his continued leadership as Lead Director.  In addition, the Board selected Mr. Smith to serve on the Board because of his executive management and board experience in both public and private pharmaceutical companies.

The following paragraphs set forth certain information (provided by them) regarding the Class I directors (whose terms expire in 2012) and the Class II directors (whose terms expire in 2013) and the years in which each was first elected or selected as a director of the company, and highlights of their skills and experience that led the Board to select them to serve as directors.

PETER S. KNIGHT (2)(3)	AGE 60	CLASS I DIRECTOR SINCE 2001

Mr. Knight has many years of experience in the pharmaceutical industry, finance and law.  Since August 2004, Mr. Knight has been President of Generation Investment Management U.S. LLP, a London-based investment firm focusing on global equities and sustainability factors, including economic, environmental, social and governance.  He is a director of Medicis Pharmaceutical Corporation (NYSE), a specialty pharmaceutical company focusing on dermatology and aesthetic conditions.  Mr. Knight was a director of EntreMed, Inc. (NASDAQ), a clinical stage pharmaceutical company from June 2000 to June 2010.  He is also a member of the Cornell University College of Arts and Sciences Advisory Council and the Johnson School Center for Sustainable Global Enterprise.  Mr. Knight’s legal experience includes his position as general counsel to Medicis Pharmaceutical Corporation from 1989 to 1991 and as a named partner in a Washington D.C. law firm.  From 1977 to 1989, Mr. Knight was chief of staff to Al Gore when Mr. Gore served in the U.S. House of Representatives and later in the U.S. Senate.  Mr. Knight has also held senior positions in four presidential campaigns, including as the campaign manager for the successful 1996 re-election of President Clinton.  Mr. Knight received his B.A. from Cornell University and his J.D. from the Georgetown University Law Center.

The Board selected Mr. Knight to serve on the Board because his valuable experience as a lawyer, executive management skills, and investment and financial expertise contribute to the breadth of knowledge of the Board.

THOMAS P. RICE (2)(3)	AGE 60	CLASS I DIRECTOR SINCE 2009

Mr. Rice has extensive experience as a finance expert and pharmaceutical executive.  Mr. Rice was Chief Executive Officer of Andrx Corporation, a specialty pharmaceutical company, from 2004 to 2006, when Andrx was sold to Watson Pharmaceuticals.  He also served as a director of Andrx from 2003 to 2006.  Following the sale, Mr. Rice returned as General Manager and Partner to Columbia Investments LLC, which invests in local businesses in Baltimore and which Mr. Rice co-founded in 1996.  Prior to joining Andrx, Mr. Rice served in various executive and financial positions at Chesapeake Biological Laboratories (from 1999 to 2003) and Circa Pharmaceuticals (from 1993 to 1996).  Mr. Rice is currently a director of Chemed Corporation, the owner of VITAS Healthcare Corporation and Roto-Rooter.  A Certified Public Accountant, Mr. Rice holds an M.S. in Finance from Loyola College and a B.S. from the University of Maryland.

The Board selected Mr. Rice to serve on the Board because he brings his years of experience to the Board as a financial expert and as a chief executive officer in both public and private pharmaceutical companies.

MELVIN SHAROKY (1)(4)	AGE 60	CLASS II DIRECTOR SINCE 2007

Dr. Sharoky has extensive experience in the pharmaceutical industry as a physician, scientist and executive.  He is currently a medical consultant to various companies.  He was President of Somerset Pharmaceuticals, Inc., a research and development pharmaceutical company, from 1995 to 2001, and was President and CEO of Somerset from 2002 to 2007.  For a portion of 2007, Dr. Sharoky was a consultant to Somerset.  Dr. Sharoky has served on the board of directors of Insmed Corporation, a biopharmaceutical company, since 2001, and as Chairman of the Board from June 2009 to December 2010.  Previously, he was President of Watson Pharmaceuticals (from 1995 to 1998) and chief executive officer of Circa Pharmaceuticals (from 1993 to 1998).  From 1988 to 1993, Dr. Sharoky held various senior positions in research and development at Circa Pharmaceuticals.  Dr. Sharoky received a B.A. in biology from the University of Maryland in Baltimore County and an M.D. from the University of Maryland School of Medicine.

The Board selected Dr. Sharoky to serve on the Board because his extensive experience as a physician, scientist, pharmaceutical executive and board member, in both public and private proprietary and generic pharmaceutical companies, brings valuable insight and perspective to the Board.

PATRICK J. ZENNER (1)(4)	AGE 64	CLASS II DIRECTOR SINCE 2010

Mr. Zenner retired in January 2001 from Hoffmann-LaRoche Inc., North America, where he served as President and Chief Executive Officer since 1993.  Hoffmann-LaRoche, Inc., based in Nutley, NJ, is the prescription drug unit of the Roche Group.  Mr. Zenner held various executive positions during his 32-year career with Hoffmann-LaRoche.  Since 2002, Mr. Zenner has served on the boards of directors of ArQule, Inc. (and as Chairman since 2004) and West Pharmaceutical Services, Inc.  He is also a member of the Board of Trustees of Creighton University and is Chairman of the Board of Trustees of Fairleigh Dickinson University.  During the past five years, Mr. Zenner previously served on the boards of directors of Curagen Corporation, Dendrite International, Inc., Exact Sciences Corporation, Geron Corporation, Praecis Pharmaceuticals, Inc. Sciele Pharma Inc. and Xoma Ltd.   Mr. Zenner holds a B.S. (Business Administration) from Creighton University and an MBA from Fairleigh Dickinson University.

The Board selected Mr. Zenner to serve on the Board because his extensive experience as a pharmaceutical executive and board member, in both public and private proprietary pharmaceutical companies, brings valuable insight and perspective to the Board.

***

______________________

(1)  Member of the Corporate Development Review Committee of the Board

(2)  Member of the Audit Committee of the Board

(3)  Member of the Nominating-Corporate Governance Committee of the Board

(4)  Member of the Compensation and Management Development Committee of the Board

Vote Required:

Directors will be elected by the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy at the meeting.

Recommendation of the Board of Directors:

The Board unanimously recommends a vote “FOR” the election of Patrick G. LePore, Ronald M. Nordmann and Joseph E. Smith as Class III directors.

PROPOSAL 2:

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and, as a matter of good corporate governance, we are submitting our selection to a stockholder vote.  In the event that the Audit Committee’s selection of an independent registered public accounting firm is not ratified by the stockholders, the Audit Committee will review its future selection of an independent registered public accounting firm.  Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

A representative of Deloitte & Touche LLP is expected to attend the 2011 meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

The fees payable for services provided by Deloitte & Touche LLP to us in fiscal years 2010 and 2009 were separately approved by the Audit Committee in accordance with the Sarbanes-Oxley Act of 2002 and were as follows:

	2010	2009
Audit Fees	$1,360,000	$1,637,535
Audit-Related Fees	--	--
Tax Fees	$191,565	--
All Other Fees	--	--
	__________	__________
Total Fees	$1,551,565	$1,637,535

Audit Fees.  Represents fees for professional services rendered by Deloitte & Touche LLP with respect to the audit of our annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, services associated with Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting, and for professional service related to our Registration Statement on Form S-3 filed with the SEC in 2009.

Tax Fees.  Represents fees for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning.

The Audit Committee has adopted a written policy that requires the advance approval of all audit, audit-related, tax and other services performed by our independent auditors.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless a specific service has been previously pre-approved with respect to a given year, the Audit Committee must approve such service before the independent auditors may be engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services so long as the Chairman reports any such decisions to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee approved, in advance, all audit and tax services provided for a fee by Deloitte & Touche LLP in fiscal years 2010 and 2009.  The Audit Committee will continue to pre-approve all audit and non-audit services provided to us by our auditors in compliance with the Sarbanes-Oxley Act.  The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP was compatible with maintaining its independence and determined that the nature and substance of the non-audit services did not impair the status of Deloitte & Touche LLP as our independent auditors.

Vote Required:

Assuming a quorum exists at the meeting, the ratification of the selection of Deloitte & Touche LLP will be approved upon the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, at the meeting.

Recommendation of the Board of Directors:

The Board unanimously recommends a vote “FOR” Proposal 2.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

The Board believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and is most capable of effectively identifying strategic priorities and leading the development and execution of our corporate strategies.  Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise.  The Board believes that the combined role of Chairman and Chief Executive Officer promotes optimal strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop and oversee strategic direction and hold management accountable for the execution of corporate strategies.  The Board believes that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders, because this arrangement provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

Joseph E. Smith, an independent director, was selected by the independent directors to serve as the Lead Director to preside at all executive sessions of independent directors, to represent their interests to management, and to function as a liaison with management.  In addition, the Lead Director reviews the schedule for Board and Committee meetings in advance and meets regularly with the Chairman and management to keep up-to-date on developments.  The Lead Director reviews the agenda for each Board meeting and has the opportunity to request such changes as he deems appropriate to ensure that the interests and requirements of the independent directors are properly addressed.  The independent directors meet at least twice a year without members of our management being present, which meetings are chaired by the Lead Director.

Committees

The responsibilities of each committee are set forth in written charters, which are reviewed annually by the committee and, where appropriate, the Board.  All of the committee charters are available on our website at www.parpharm.com/governance.

The Board has established four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating-Corporate Governance Committee, and the Corporate Development Review Committee.  The members and principal responsibilities of each committee are set forth below.

Audit Committee

The Audit Committee is currently composed of Messrs. Rice (Chairman), Knight and Nordmann.  The Audit Committee reviews our financial statements, our compliance with legal and regulatory requirements, and the qualifications, independence and performance of our independent auditors.  In addition, the Audit Committee: (i) reviews the results of the annual audit with management and our independent auditors; (ii) reviews with financial management and our independent auditors significant financial reporting issues and practices, any changes in accounting principles and disclosure practices; (iii) reviews the proposed scope of the annual audit and approves the audit fees to be paid in connection with the annual audit; (iv) discusses the adequacy and effectiveness of our internal controls over financial reporting with the independent auditors and our financial and accounting staff; (v) assists the Board in monitoring the integrity of our financial statements and our systems of internal control over financial reporting, as well as management’s report; (vi) inquires of management and our independent auditors concerning significant risks or exposures and assesses the steps that management has taken to minimize such risks and exposures to the company; and (vii) reviews annually the adequacy of the Audit Committee’s Charter and the functions and independence of the Audit Committee.

The Audit Committee is governed by our Audit Committee Charter, which is posted on our website at www.parpharm.com/governance and is available in print to any of our stockholders upon written request.  The Board has determined that all of our Audit Committee members meet the independence, financial literacy and experience requirements of the NYSE and the applicable rules and regulations of the SEC.  The Board has determined that Mr. Rice satisfies the requirements for an “audit committee financial expert” and has designated him as our audit committee financial expert.  None of the Audit Committee members serves on the audit committee of more than three public companies.

Compensation and Management Development Committee

The Compensation and Management Development Committee (referred to hereafter as the “Compensation Committee”) is currently composed of Dr. Sharoky (Chairman) and Messrs. Smith and Zenner, each of whom the Board has determined meets the independence requirements of the NYSE.  The Compensation Committee sets and approves salary and bonus levels for our executive officers and administers our long term incentive programs (such as the 2004 performance equity plan) and the annual incentive program.  The Compensation Committee administers and has the responsibility for the granting of stock options, restricted stock awards and other awards under such plans.  It also oversees plans for management development and succession.  The Compensation Committee is governed by our Compensation and Management Development Committee Charter, which is posted on our website at www.parpharm.com/governance and is available in print to any of our stockholders upon written request.

Nominating-Corporate Governance Committee

The Nominating Committee is currently composed of Messrs. Nordmann (Chairman), Knight and Rice, each of whom the Board has determined meets the independence requirements of the NYSE.  The Nominating Committee is responsible for identifying and recommending nominees for the annual election to the Board and for filling any vacancies (and newly-created directorships) on the Board, as described in “Identifying and Evaluating Nominees for Director” on page 6 above.  In addition, the Nominating Committee considers any recommendations made by stockholders of persons to be nominated as directors.  During 2010, we did not receive any recommendations from our stockholders of persons to be nominated as directors.  The Nominating Committee has recommended the nominees, Patrick G. LePore, Ronald M. Nordmann and Joseph E. Smith, for election as Class III directors.

The Nominating Committee is governed by our Nominating-Corporate Governance Committee Charter.  This Charter sets forth various corporate governance issues and principles, including the recommendation process for nominees to the Board and its committees, and provides independence standards for members of the Board and our committees that meet the requirements of the NYSE.  The Nominating-Corporate Governance Committee Charter is posted on our website at www.parpharm.com/governance and is available in print to any of our stockholders upon written request.

Corporate Development Review Committee

The Corporate Development Review Committee is currently composed of Messrs. Smith (Chairman), LePore, Zenner and Dr. Sharoky.  The Corporate Development Review Committee reviews and provides guidance to our management and serves as a conduit between management and the Board with respect to the ongoing development and implementation of our business goals, strategies and long-term initiatives, including strategic considerations in the allocation of corporate resources.  The Committee is governed by its Charter, which is posted on our website at www.parpharm.com/governance and is available in print to any of our stockholders upon written request.

Meetings of the Board and Committee Membership

The Board met five times during 2010, and the independent directors met four times without any of our officers present.  During 2010, each current director attended at least 75% of the aggregate meetings of the Board and the Committees of the Board to which each was assigned.  In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications as the need arises, including through considerable telephone contact with the Lead Director, the Chairman and Chief Executive, and others regarding matters of interest and concern to the company.

We encourage all directors and nominees to attend the 2011 meeting of our stockholders.  All members of the Board (except Mr. Zenner who did not join the Board until July 2010) attended our last annual meeting of stockholders, held on May 18, 2010.

The table below sets forth the current members of each committee as of March 23, 2011, and the number of Board and committee meetings held in 2010.  The Board held four regularly scheduled meetings and one special meeting in 2010.

Name of Director	Board	Audit	Compensation	Nominating	Corporate Development Review
Peter S. Knight	Member	Member		Member
Patrick G. LePore	Chairman				Member
Ronald M. Nordmann	Member	Member		Chairman
Thomas P. Rice	Member	Chairman		Member
Melvin Sharoky	Member		Chairman		Member
Joseph E. Smith	Member*		Member		Chairman
Patrick J. Zenner	Member		Member		Member
Total meetings in 2010	5	6	4	3	1

*Mr. Smith has been designated Lead Director

Communications with the Board and its Audit Committee

Stockholders, employees and other interested persons who so wish may communicate directly with the full Board, the Chairman of the Board or specified individual directors by directing such communications in writing to us at our principal executive offices, Attention: Assistant to the Chief Executive Officer.  In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, including by members of the Board and the Audit Committee, regarding accounting, internal control over financial reporting or auditing matters, and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in our Whistleblowing Policy, which is posted on our website at www.parpharm.com/governance and is available in print to any of our stockholders upon written request.

Risk Oversight

Our Board recognizes that, although risk management is primarily the responsibility of our management team, the Board plays a critical role in the oversight of risk.  The Board believes that an important part of its responsibilities is to assess the major risks the company faces and review our options for monitoring and controlling these risks.  The Board has delegated specific responsibility for overseeing risk management for the company to the Audit Committee, including oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting.  This includes the company’s risk assessment and management policies, our major financial risk exposure, and the steps taken by management to monitor and mitigate such exposure.  The Compensation Committee oversees the risks relating to our compensation policies and practices as well as management development and leadership succession in our various business units.  The Audit Committee and the Compensation Committee report to the entire Board in sufficient detail to allow the Board to provide meaningful oversight.

Governance Principles

In order to help promote the effective functioning of the Board and its committees and the interests of our stockholders, and to ensure a common set of expectations as to how the Board, its committees, individual directors and our management should perform their functions, the Board adopted in 2003 and amended in 2008 the Par Pharmaceutical Companies, Inc. Corporate Governance Guidelines.  The Corporate Governance Guidelines address, among other things, Board responsibilities, responsibilities of the committees of the Board, executive sessions of independent directors, selection of nominees for our directors, director succession, expectations for directors, and annual self-evaluations of the Board and its committees.  The Corporate Governance Guidelines are posted on our website at www.parpharm.com/governance and are available in print to any of our stockholders upon written request.

Code of Ethics

We have adopted a Code of Ethics for the officers, employees and directors of the company and our subsidiaries.  The Code of Ethics have been designed to ensure that our business is conducted in a legal and ethical manner.  The Code forms the foundation of a comprehensive process that principally includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and the importance of the integrity of all individuals employed or associated with our company and our subsidiaries.  Our policies and procedures cover several areas of professional conduct, including employment policies, conflicts of interest, intellectual property matters and the protection of confidential information, as well as the adherence to all laws and regulations applicable to our business and operations.  Additionally, the Code of Ethics is intended to focus the Board and its individual members on areas of ethical risk, help directors, officers and employees recognize and address ethical issues, provide procedures to report unethical conduct, and foster a culture of honesty and accountability.

A copy of our Code of Ethics is posted on our website at www.parpharm.com/governance and is available in print to any of our stockholders upon written request.  We will disclose any future amendments to, or waivers from, certain provisions of the Code of Ethics for officers and directors on our website within four business days following such amendment or waiver.

Director Independence Standards

Pursuant to our Corporate Governance Guidelines, we apply the director independence standards contained in the NYSE corporate listing standards.  The NYSE corporate listing standards require that a majority of directors at any time must be independent, and for a director to be considered an “independent director,” the Board must annually determine that he or she has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has such a relationship with the company).  Additionally, the existence of any of the following situations would preclude a director from being independent:

•           If, within the last three years, the director was employed by the company, or received from the company more than $120,000 in direct compensation during any 12-month period (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service).

•           If, within the last three years, an immediate family member of the director was employed as an executive officer of the company, or received from the company more than $120,000 in direct compensation during any 12-month period (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service).

•           If (i) the director is a current partner or employee of our external auditor; (ii) the director has an immediate family member who is a current partner of our external auditor; (iii) the director has an immediate family member who is a current employee of our external auditor and personally works on our audit; or (iv) within the last three years, the director or an immediate family member was (but no longer is) a partner or employee of our external auditor and personally worked on our audit within that time.

•           If, within the last three years, one of our executive officers was on the compensation committee of the board of directors of another company that employed our director as an executive officer or that employed an immediate family member of the director as an executive officer.

•           If the director is a current employee, or the director’s immediate family member is a current executive officer, of a company that has made payments to us or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has determined that each of our current directors, with the exception of Mr. LePore, our Chairman, President and Chief Executive Officer, is independent.

In connection with its determination of whether each director is independent, the Board considered the following as part of its annual review of director independence:

•     Dr. Sharoky owns a minor amount of the capital stock of Watson Pharmaceuticals, Inc., one of our competitors.  The Board reviewed the matter and determined that Dr. Sharoky’s minor stock ownership in Watson was immaterial and would not affect his independence as a director.

•     Mr. Knight is a director of Medicis Corporation, which is a party to certain commercial agreements with the company.  Under these agreements, the company manufactures a product that is distributed by Medicis and licenses from Medicis the right to manufacture and distribute a related product.  The Board reviewed and evaluated our relationship with Medicis Corporation and determined that the relationship did not affect Mr. Knight’s independence as a director.

Review and Approval or Ratification of Transactions with Related Persons

We currently do not have any formal policies or procedures for the review, approval or ratification of transactions with related persons.  Instead, related party transactions are reviewed on an ad hoc basis as they arise.  Related party transactions are identified by the directors themselves and may be identified by management pursuant to a director notification policy that we implemented in 2006.  Pursuant to this policy, we maintain a list of companies and other organizations with which each director has a relationship and a list of our significant customers, suppliers and service providers.  Directors are required to inform our Secretary prior to accepting a new position, such as a position as a corporate director or officer of a business, a director of a charitable or non-profit organization, or a position affiliated with a law firm or audit firm that provides services to us or to our significant suppliers, customers, service providers or competitors.  This will permit us to review the lines of business of the other company, or to monitor the level of contributions to charitable organizations, to assure that no conflict exists between the companies and to evaluate our business relationship, if any, with the other company.  This notification policy was implemented by the Board in order to evaluate whether a position that a director proposes to take may affect his or her independence.  Such notifications will also alert us about related party transactions so that the Audit Committee may review them, as appropriate.

Certain Relationships and Related Transactions

During 2010, we did not participate in any transactions in which any of our directors, executive officers or any beneficial owner of more than 5% of our common stock, nor any of their immediate family members, had a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is, or was ever, an officer or employee of the company or any of our subsidiaries, nor did any of the Compensation Committee members have any relationship requiring disclosure by us under any subsection of Item 404 of Regulation S-K promulgated by the SEC.  During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served on the Board.

AUDIT COMMITTEE REPORT

Our management is responsible for preparing our financial statements and establishing reporting systems and internal control over financial reporting.  Management also is responsible for reporting on the effectiveness of our internal control over financial reporting.  Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board generally accepted in the United States and issuing a report on these financial statements.  As provided in the Audit Committee Charter, the Audit Committee’s responsibilities include the oversight of these processes.  As part of its oversight responsibilities, the Audit Committee periodically met with both our management and Deloitte & Touche LLP, with and without management present, to discuss the adequacy and effectiveness of our internal control over financial reporting and the quality of its financial reporting processes.

In this context, before we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with the SEC, the Audit Committee reviewed and discussed the audited financial statements with our management and Deloitte & Touche LLP; the Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SEC Rule 207, as such may have been modified or supplemented; the Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as such may have been modified or supplemented, and discussed with the independent registered public accounting firm the firm’s independence; and, based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC.

AUDIT COMMITTEE: Thomas P. Rice (Chairman) Peter S. Knight Ronald M. Nordmann

DIRECTOR COMPENSATION

Directors who are also our employees (or who are employed by any of our subsidiaries) receive no additional remuneration for serving as directors or members of committees of the Board.  All directors are entitled to reimbursement for out-of-pocket expenses incurred by them in connection with their attendance at Board and committee meetings.  The following describes the annual compensation for non-employee directors for fiscal 2010.

Cash Compensation

Annual Board retainer	$ 50,000
Lead Director	35,000
Audit Committee retainer	10,000
Audit Committee Chairmanship	15,000
Committee retainer	5,000
Committee Chairmanship	10,000

Pursuant to the directors’ stock and deferred fee plan, non-employee directors may elect to have up to 100% of their annual retainer fees and committee membership retainer fees treated as deferred stock units, which units represent shares of our common stock.  The retainer fees are converted into deferred stock units at the fair market value of our stock as of the date of conversion and may not be issued or otherwise distributed as actual shares until the director’s retirement.

Equity Grant

Under the directors’ stock and deferred fee plan, directors receive an annual grant on the earlier of (a) the date on which our stockholders elect directors at an annual meeting of stockholders or any adjournment thereof, (b) the date in January of each year on which the first meeting of the Compensation Committee occurs or (c) the last business day of January of such fiscal year.  Pursuant to our directors’ plan, on January 4, 2010, each non-employee director (except Mr. Zenner) received an annual grant of 3,609 restricted stock units, which is equal to the number of shares of our common stock having an aggregate fair market value on the date of grant equal to $100,000.  Mr. Zenner received an annual grant of 3,480 restricted stock units on July 22, 2010 (the date of his election to the Board).  Similar to the deferred stock units, the restricted stock units are also credited to the director’s stock account and are not issued or otherwise distributed as actual shares to the director until a director’s retirement from the Board.

Ownership Restrictions

To align the interests of our directors with those of our stockholders, the restricted stock units and deferred stock units are credited to a directors’ stock account during such director’s tenure as a member of the Board, held in the respective directors’ stock account and may not be issued or otherwise distributed as actual shares until 180 days after the director’s retirement from the Board.

The following table sets forth the total 2010 compensation of each our non-employee directors who earned director compensation in 2010:

Name	Fees Earned or Paid in Cash(1)(2) ($)	Stock Awards (3)(4)(5) ($)	Option Awards ($)	Total ($)
John D. Abernathy(6)	35,000	100,005	0	135,005
Peter S. Knight	0	165,076	0	165,076
Ronald M. Nordmann	66,250	100,005	0	166,255
Thomas P. Rice	67,500	100,005	0	167,505
Melvin Sharoky	0	165,076	0	165,076
Joseph E. Smith	0	200,056	0	200,056
Patrick J. Zenner	30,000	100,015	0	130,015

          (1)             Fees earned in cash by Messrs. Knight, Smith and Dr. Sharoky were deferred, at their election, into stock units and are reflected in the column entitled “Stock Awards.”

          (2)          Includes cash board, committee and chairman retainer fees.

          (3)          On January 4, 2010, each non-employee director (except Mr. Zenner) received 3,609 restricted stock units, or RSUs (reflects rounding up of fractional shares to the next whole number).  The grant date fair value of each RSU was $27.71.  On July 22, 2010, the date of Mr. Zenner’s election to the Board, Mr. Zenner received 3,480 RSUs and the grant date fair value of each RSU was $28.74.  The amounts listed reflect the full grant date fair values in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718-10 Compensation – Stock Compensation.  For assumptions used in determining these values, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

          (4)             On a quarterly basis during 2010, Messrs. Knight, Smith and Dr. Sharoky deferred compensation they earned in cash into stock units, or SUs. The grant date fair value of each SU grant was $27.71 per share on January 4, 2010 for the first quarter, $25.31 per share on April 6, 2010 for the second quarter, $26.09 per share on July 1, 2010 for the third quarter, and $29.38 per share on October 1, 2010 for the fourth quarter of 2010.  The amounts listed reflect the full grant date fair values in accordance with FASB ASC 718-10 Compensation – Stock Compensation.  For assumptions used in determining these values, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

          (5)          RSUs and SUs are only distributed upon termination of the services of the director.

          (6)          Mr. Abernathy retired from the Board on May 18, 2010.  Pursuant to the terms of the directors’ stock and deferred fee plan, at the discretion of the Board, we settled Mr. Abernathy’s stock account in cash for 23,172 RSUs at a fair value of $37.59 in December 2010, which resulted in additional compensation expense of $327,075.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the persons who are known by us to own beneficially more than 5% of our common stock, based solely upon filings made by such persons with the SEC as of March 23, 2011, on Schedule 13G (and any amendment(s) thereto) pursuant to Section 13(d) or (g) of the Securities Exchange Act of 1934, as amended (or the Exchange Act), and, where believed by us to foster the accuracy of such information, upon filings made by such persons as of March 23, 2011, on Schedule 13F pursuant to Section 13(f) of the Exchange Act.  Pursuant to rules promulgated under the Exchange Act, a person is deemed to be a beneficial owner of an equity security if such person has or shares the power to vote or to direct the voting of such security or to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  In general, a person is deemed to be a beneficial owner of any equity security that such person has the right to acquire within 60 days of a determination date.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock
BlackRock, Inc. (2)	3,142,952	8.83%
Lord, Abbett & Co. LLC(3)	2,401,858	6.75%
Vanguard Group, Inc. (4)	1,883,469	5.29%

(1)    Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)    The business address of Black Rock Inc. is 40 East 52nd Street, New York, New York 10022.   Black Rock (a) is a parent holding company or control person, (b) has sole voting and dispositive power over 3,142,952 shares, and (c) does not share voting or dispositive power on any of the shares.

(3)    The business address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.  Lord, Abbett an investment adviser, is the beneficial owner of the shares on behalf of its investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.  Lord, Abbett has sole voting power of 2,153,099 shares and sole dispositive power of 2,399,499 shares.

(4)    The business address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.  Vanguard. has sole voting and dispositive power of 1,828,570 shares, and shares power to dispose or direct the disposition of 54,899 shares.  Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 54,899 shares or 0.15% as a result of its serving as investment manager of collective trust accounts.  Vanguard Fiduciary Trust Company directs the voting of the 54,899 shares.

Security Ownership of Directors and Management

The following table sets forth, as of March 23, 2011, the beneficial ownership of our common stock by: (i) our current directors, including Messrs. LePore, Nordmann and Smith, the nominees named in this proxy statement, (ii) each of the Named Executives set forth in the “Executive Compensation” section of this proxy statement, and (iii) all of our current directors and current executive officers as a group.  The following table has been compiled based solely upon the information furnished to us by the foregoing persons.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Percentages are based on 36,178,600 shares of our common stock outstanding as of March 23, 2011.

Name of Beneficial Owner	Shares Owned	Exercisable Stock Options	Restricted Stock(1)	Deferred/ Restricted Stock Units(2)	Total	Percentage of Class
Patrick G. LePore(3)(4)	171,646	305,200	68,794	2,500	548,140(5)	1.5%
Thomas J. Haughey(4)	81,385	139,853	36,572	-	257,810	*
Joseph E. Smith(3)	70,000	20,000	-	49,991	139,991	*
Paul V. Campanelli(4)	20,909	54,642	35,895	-	111,446	*
Peter S. Knight(3)	3,500	60,000	-	42,222	105,722	*
Ronald M. Nordmann(3)	4,000	60,000	-	23,172	87,172	*
Michael A. Tropiano(4)	14,560	44,305	22,746	-	81,611	*
John A. MacPhee(4)(6)	62,951	-	-	-	62,951	*
Melvin A. Sharoky(3)	-	5,000	-	31,496	36,496	*
Thomas P. Rice(3)	-	-	-	10,421	10,421	*
Patrick J. Zenner(3)	-	-	-	-	-	*
Lawrence A. Kenyon(4)(6)	-	-	-	-	-	*
All current directors and current executive officers as a group (10 persons)(7)	366,000	689,000	164,007	159,802	1,378,809	3.7%

* Less than 1%

(1)    Holders of restricted shares of common stock granted under our performance equity plan have current voting rights, even though such shares may not vest on or before May 22, 2010.

(2)    Deferred/Restricted Stock Units issued under the directors’ stock and deferred fee plan are credited to each director’s stock account and are not issued or otherwise distributed as actual shares of common stock to the director until the director’s retirement from the Board.  Directors do not have voting rights with respect to the units until the actual shares are distributed, even though such units may be vested on or before May 22, 2010.  Does not include Restricted Stock Units which have not yet vested.

(3)    A current director.

(4)    A “Named Executive,” as defined in the “Executive Compensation” section of this proxy statement.

(5)    Includes 15,000 shares held by Park Street Investors, L.P., a Delaware limited partnership.  The General Partner of Park Street Investors, L.P. is Park Street Investment Corporation (“PSIC”), a Delaware corporation, of which Mr. LePore and his spouse are officers and directors, and together they own a majority of the outstanding stock of PSIC.  Also includes 15,000 shares held by the Patrick LePore Revocable Trust of 2002, of which Mr. LePore is the Grantor, Trustee and beneficiary.

(6)    Mr. MacPhee and Mr. Kenyon are no longer employed by the company.

(7)    Includes Messrs. LePore, Haughey, Smith, Campanelli, Knight, Nordmann, Tropiano, Rice, Zenner, and Dr. Sharoky.

For the purposes of the above table, the business address of each of our directors and Named Executives is c/o Par Pharmaceutical Companies, Inc., 300 Tice Boulevard, Woodcliff Lake, NJ 07677.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe that our compensation programs and policies are guided by a “pay for performance” philosophy and are aligned with the long-term interests of our stockholders.  We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of the Named Executives.

Since 2009, we have provided our stockholders with the opportunity to cast an annual advisory vote on our executive compensation program and policies.  The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 now provides stockholders of all public companies with this right.  With this Proposal 3, we are asking our stockholders to cast an advisory vote on our 2010 executive compensation program and policies for the Named Executives, as described in the “Compensation Discussion and Analysis” section of this proxy statement and the tabular disclosure regarding Named Executive compensation (together with the accompanying narrative disclosure), found elsewhere in this proxy statement.

We are asking our stockholders to vote on the following resolution:

Resolved, that the stockholders approve the company’s 2010 executive compensation programs and policies for the Named Executives, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive compensation (together with the accompanying narrative disclosure) in this proxy statement.

Vote Required:

Assuming a quorum exists at the meeting, this proposal will be approved upon the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, at the meeting.  This vote is not intended to address any specific item of compensation, but rather our overall compensation programs and policies relating to our Named Executives.  Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangements of any of our Named Executives.  Because your vote is advisory, it will not be binding on the Board of Directors.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors:

The Board unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently they would like us to seek an advisory vote on the compensation of our Named Executives, as described in Proposal 3 above.  By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote to approve our executive compensation programs and policies for our Named Executives every year, every two years, or every three years.

For each of the past two years, we have provided our stockholders with the right to cast an advisory vote on our executive compensation program and policies for our Named Executives.  Therefore, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company going forward.  Accordingly, the Board recommends that you vote for an annual advisory vote on executive compensation.

Because this vote is advisory, it is not binding on the Board or the company, and the Board may decide it is in the best interests of the company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.  However, the Board of Directors values the opinion of our stockholders and will take into account the outcome of the vote when considering the frequency of the advisory vote set forth in Proposal 3.

Vote Required:

Stockholders have four choices in voting on the frequency of an advisory vote on the compensation of our Named Executives: (1) every year, (2) every two years, (3) every three years or (4) stockholders may abstain from voting on the matter.  Assuming a quorum exists at the meeting, the option that receives the vote of the holders of a majority of the shares of our common stock present at the meeting, in person or by proxy, shall be the stockholders’ preference for the frequency of the advisory vote on executive compensation.  If none of the alternatives receive a majority vote, we will consider the option that receives the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders.

Recommendation of the Board of Directors:

The Board unanimously recommends a vote of annually (“1 YEAR”) on Proposal 4.

PROPOSAL 5:

REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE 2004 PERFORMANCE EQUITY PLAN

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million.  For purposes of Section 162(m), the term “covered employee” includes our Chief Executive Officer and the three other most highly compensated executive officers who are required to be disclosed in our proxy as Named Executives, as set forth in “Executive Compensation” on page 28 below.  Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by stockholders.  Our stockholders have previously approved our 2004 performance equity plan at the 2005 annual meeting, which satisfied these approval requirements.  Section 162(m) requires that stockholders reapprove the performance goals under our plan every five years.  Accordingly, we are now asking stockholders to reapprove the performance goals used for performance-based awards under our 2004 performance equity plan so that we may maintain our ability to fully deduct such incentive compensation paid pursuant to the plan.  We are not amending or otherwise altering our 2004 performance equity plan in any respect and we are not asking you to approve any amendments to our plan.  The terms of our 2004 performance equity plan submitted for reapproval by the stockholders are the same as those previously approved.  If this proposal is not adopted, we will continue to be able to grant performance awards under our plan, but certain awards to executive officers may no longer be fully tax deductible by us.  In addition, we may decide to no longer grant any such awards in excess of amounts that are deductible by us.

This summary is qualified in its entirety by reference to the complete text of our 2004 performance equity plan, which is attached as Appendix C to our 2005 proxy statement, filed with the SEC on April 14, 2005, which can be found by going to the Investor Relations section of our website at www.parpharm.com and clicking on “SEC Filings.”  Also, you may request a copy of our 2004 performance equity plan by contacting us at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677, Attention: Secretary.  Our telephone number is (201) 802-4000.

Performance Goals

The applicable performance goals set forth in our 2004 performance equity plan are any of the following (any one of which may be measured with respect to us or any one or more of our subsidiaries and either in absolute terms or as compared to another company or companies):

• Net earnings or net income (before or after taxes)

• Earnings per share

• Net sales or revenue growth

• Net operating profit

• Return measures (including, but not limited to, return on assets, capital, equity, or sales or revenue)

• Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity)

• Earnings before or after taxes, interest, depreciation, and/or amortization

• Gross or operating margins

• Share price (including, but limited to, growth measures and total stockholder return)

• Expense targets

• Market share

• Customer satisfaction

The Compensation Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Compensation Committee has the discretion to adjust these awards downward. In addition, the Compensation Committee has the discretion to make awards that do not qualify as performance-based compensation. Awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Committee.

Summary of Our 2004 Performance Equity Plan

Shares Reserved Under the 2004 Performance Equity Plan.  There are presently 2,909,000 shares of common stock subject to outstanding equity awards under our 2004 performance equity plan and 5,023,000 shares available for future equity awards.  In addition, the following shares again become available for future grants: shares that terminate by expiration, forfeiture, cancellation, or otherwise; shares that are settled in cash in lieu of shares; and shares that are exchanged for awards not involving shares.

Limits on Awards.  With respect to awards intended to comply with the requirements of Section 162(m) of the Code, our 2004 performance equity plan generally limits the maximum number of shares that may be granted to any one participant in any single calendar year to the following:

• 300,000 shares granted in the form of stock options

• 300,000 shares granted in the form of stock appreciation rights

• 100,000 shares granted in the form of restricted stock and restricted stock units

• 100,000 shares granted in the form of performance units and performance shares

• 100,000 shares granted in the form of other stock-based awards

In addition, the maximum cash-based award that may be granted to any one participant in any single calendar year is $1,000,000.

Duration of our 2004 Performance Equity Plan; Shares to be Issued.  Our plan will remain effective until May 25, 2014 unless terminated earlier by the Board of Directors.  The shares of our common stock to be issued or delivered under our performance equity plan will be authorized and unissued shares or previously issued and outstanding shares of our common stock reacquired by us.

On March 23, 2011, the closing price of our common stock on the NYSE was $29.11 per share.

Administration.  Our plan is administered by the Compensation Committee of the Board.  The Compensation Committee determines the employees and directors who will be eligible for and granted awards, determines the amount and type of awards, establishes rules and guidelines relating to our 2004 performance equity plan, establishes, modifies and determines terms and conditions of awards, and takes such other action as may be necessary for the proper administration of our plan.

Participants.  Employees and consultants or other third party service providers of the company and its subsidiaries who are selected by the Compensation Committee are eligible to participate in our performance equity plan.  There are currently approximately 81 eligible employees.

Stock Options.  The Compensation Committee may grant to a participant incentive stock options that qualify under Section 422 of the Code, options which do not qualify as incentive stock options (sometimes referred to as “non-qualified stock options”), or a combination thereof.  The terms and conditions of stock option grants, including the quantity, price, vesting and exercise provisions, are determined by the Compensation Committee in its discretion, except that the exercise price for incentive stock options must be at least equal to 100% of the fair market value of our common stock on the date when the incentive stock option is granted.

Stock Appreciation Rights.  Stock appreciation rights may be granted by the Compensation Committee to a participant either separate from or in tandem with stock options.  A stock appreciation right entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of our common stock on the exercise date over the exercise price of the stock appreciation rights, multiplied by (ii) the number of shares of our common stock with respect to which the stock appreciation right is exercised.  The exercise price of a stock appreciation right is determined by the Compensation Committee, but in the case of stock appreciation rights granted in tandem with stock options, may not be less than the exercise price of the related stock option.  Upon exercise of a stock appreciation right, payment will be made in cash or shares of our common stock, or a combination thereof, as determined at the discretion of the Compensation Committee.

Restricted Shares and Restricted Units.  The Compensation Committee may award to a participant shares of our common stock subject to specified restrictions, or restricted shares.  The restricted shares are subject to forfeiture and are non-transferable until the participant meets certain conditions, such as continued employment over a specified forfeiture period, and/or attains specified performance targets over the forfeiture period.  The Compensation Committee may also grant units representing the right to receive shares of our common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives, which are referred to as restricted units.

The Compensation Committee, at its sole discretion, may waive all restrictions with respect to an award of restricted shares or restricted units under certain circumstances (including the death, disability, or retirement of a participant, or a material change in circumstances arising after the date of grant), subject to such terms and conditions as it deems appropriate.

Any performance targets applicable to restricted shares or restricted units will be determined by the Compensation Committee, but in the case of awards intended to qualify as “performance-based” for purposes of Section 162(m) of the Code, will include specified levels of one or more of the performance goals.

Performance Share and Unit Awards.  The Compensation Committee may grant performance awards to participants under such terms and conditions as the Compensation Committee deems appropriate.  A performance award entitles a participant to receive a payment from us, the amount of which is based upon the attainment of predetermined performance targets over a specified award period.  Performance awards may be paid in cash, shares of our common stock or a combination thereof, as determined by the Compensation Committee.

Award periods and performance targets will be determined by the Compensation Committee.  In the case of awards intended to qualify as “performance-based” for purposes of Section 162(m) of the Code, performance targets will include specified levels of one or more of the performance goals.

Other Stock-Based Awards.  The Compensation Committee may make other awards of stock purchase rights or cash awards, common stock awards or other types of awards that are valued in whole or in part by reference to the value of our common stock.  The Compensation Committee will determine the conditions and terms that apply to these awards.

Cash-Based Awards.  The Compensation Committee may make performance-based cash incentive awards to participants using whatever performance criteria the Compensation Committee deems appropriate.  For those employees whom the Compensation Committee determines to be subject to Section 162(m) of the Code, however, cash incentive awards that are intended to qualify as “performance-based” compensation will be based only on attainment of specified levels of one or more of the performance goals and will otherwise be subject to the requirements of Section 162(m) and the regulations thereunder.

Federal Income Tax Consequences.  The following is a summary of the principal federal income tax consequences of incentive plan benefits under present tax law.  The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.  We encourage our participants to consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards, and the ownership and disposition of any underlying securities.

Stock Options.  No tax is incurred by the participant, and no amount is deductible by us, upon the grant of a nonqualified stock option.  At the time of exercise of such an option, the difference between the exercise price and the fair market value of our common stock will constitute ordinary income to the participant.  We will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

In the case of incentive stock options, although no income is recognized upon exercise and we are not entitled to a deduction, the excess of the fair market value of our common stock on the date of exercise over the exercise price is counted in determining the participant’s alternative minimum taxable income.  If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt and within two years after the grant of the incentive stock option, gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss.  In the event of an earlier disposition of shares acquired upon the exercise of an incentive stock option, the participant may recognize recognize ordinary income, and if so, we will be entitled to a deduction in a like amount.

Stock Appreciation Rights.  The participant will not recognize any income at the time of grant of a stock appreciation right.  Upon the exercise of a stock appreciation right, the cash and the value of any of our common stock received will constitute ordinary income to the participant.  We will be entitled to a deduction in the amount of such income at the time of exercise.

Restricted Shares.  A participant will normally not recognize taxable income upon an award of restricted shares, and we will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions, the participant will recognize ordinary taxable income in an amount equal to the fair market value of our common stock as to which the restrictions have lapsed, and we will be entitled to a deduction in the same amount.  However, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income in the year the restricted shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions.  In such event, we will then be entitled to a deduction in the same amount.  Any gain or loss subsequently recognized by the participant will be a capital gain or loss.

Restricted Units.  A participant will normally not recognize taxable income upon an award of restricted units, and we will not be entitled to a deduction until the lapse of the applicable restrictions.  Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of our common stock received, and we will be entitled to a deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Cash-Based Awards.  Normally, a participant will not recognize taxable income upon the award of such grants.  Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any of our common stock received will constitute ordinary income to the participant.  We will also then be entitled to a deduction in the same amount.

Plan Benefits.  The future amounts that will be received by grantees under our 2004 performance equity plan are not determinable.  The equity awards granted to our Named Executives under our performance equity plan and outstanding as of December 31, 2010 are set forth in the “Outstanding Equity Awards at Fiscal Year-End” table found on page 54 of this proxy.  As of March 23, 2011, (i) our executive officers as a group (4 officers) held outstanding stock option grants for 960,044 shares and restricted stock/stock unit grants for 166,507 shares, (ii) our non-executive directors as a group (6 directors) held outstanding stock option grants for 145,000 shares and restricted stock unit grants for 177,204 shares, and (iii) all of our employees other than our executive officers (approximately 325 employees) held outstanding stock option grants for 1,661,810 shares and restricted stock/stock unit grants for 348,358 shares.  All of the outstanding stock options and restricted stock units were granted under the 2004 performance equity plan, except for the non-executive director awards which, were granted under the directors’ stock and deferred fee plan.

Vote Required:

Reapproval of the material terms of performance goals under our 2004 performance equity plan will require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting, assuming the presence of a quorum.

Recommendation of the Board of Directors:

The Board unanimously recommends a vote “FOR” Proposal 5.

EXECUTIVE COMPENSATION

Officers

Our executive officers are:

Name	Position

Patrick G. LePore	Chairman, Chief Executive Officer and President
Michael A. Tropiano	Executive Vice President and Chief Financial Officer
Thomas J. Haughey	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Paul V. Campanelli	Executive Vice President

Mr. LePore, age 55, has served as President and Chief Executive Officer since September 2006 and as a director since May 2006.  He was named Chairman of the Board in August 2007.  From 2002 to 2005, Mr. LePore was President of the healthcare marketing group at Cardinal Health, Inc.  From 1984 until 2002, he was with BLP Group Companies, a full service medical communication/education company, ultimately as Chairman, President and Chief Executive Officer.  BLP Group Companies was sold to Cardinal Health in 2002.  From 2005 until September 2006, Mr. LePore was a board member of a number of non-profit and for-profit companies.   Mr. LePore is a trustee of Villanova University.

Mr. Tropiano, age 53, has served as Executive Vice President and Chief Financial Officer since July 1, 2010.  He joined the company in August 2005 as Vice President and Treasurer of Par.  Mr. Tropiano served from 2001 to July 2005 as Vice President and Corporate Treasurer of Medpointe Pharmaceuticals and Assistant Treasurer from 1984 to 2001 of Carter-Wallace, Inc.  Mr. Tropiano is a Chartered Financial Consultant.

Mr. Haughey, age 47, has served as Executive Vice President since 2006 and as General Counsel and Secretary since 2003.  He was named Chief Administrative Officer in 2008.  Prior to joining us, Mr. Haughey had served for more than five years as Legal Director of Licensing in the Law Department of Schering-Plough Corporation.

Mr. Campanelli, age 49, has served as Executive Vice President and as President, Par Pharmaceutical, our generic products division, since 2007.  He was Executive Vice President, Business Development and Licensing of Par Pharmaceutical from 2006 to 2007.  Mr. Campanelli also served as Par Pharmaceutical’s Senior Vice President, Business Development and Licensing, from 2004 to 2006, and as Vice President, Business Development, from 2002 to 2004.

The executive officers of Par Pharmaceutical, Inc., our wholly owned and principal operating subsidiary, are Mr. LePore as Chief Executive Officer and President and Interim President of Strativa Pharmaceuticals, our proprietary products division; Mr. Campanelli as President, Par Pharmaceutical, our generic products division; Mr. Tropiano as Executive Vice President and Chief Financial Officer; and Mr. Haughey as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary.  The executive officers of Kali Laboratories, Inc., a wholly owned subsidiary acquired by us in 2004, are Mr. LePore as Chairman of the Board, Mr. Campanelli as President, Mr. Tropiano as Chief Financial Officer and Treasurer, and Mr. Haughey as General Counsel and Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

• our compensation philosophy and policies regarding executive compensation;

• our compensation-setting process;

• the components of our executive compensation program; and

• our 2010 compensation decisions.

Throughout this “Compensation Discussion and Analysis” section, the terms the “Committee” and the “Compensation Committee” refer to the Compensation and Management Development Committee of our Board of Directors.  As more fully detailed in the Compensation Committee’s charter, located at www.parpharm.com/governance, the Compensation Committee oversees our compensation program by

• assisting the Board in decisions involving compensation and development of our executive officers;

• evaluating and approving management compensation plans, policies and programs;

• approving stock-based awards to employees, including stock options and restricted stock awards;

• overseeing plans for management development and succession; and

• providing our analysis of executive compensation for inclusion in our proxy statement.

We use the term “executive” to refer generally to the participants of the various compensation programs discussed below.  The capitalized term “Named Executives” refers to the following executive officers whose compensation is required to be reported in the “Summary Compensation Table” on page 52:

Name	Position
Patrick G. LePore	Chairman, Chief Executive Officer and President
Lawrence A. Kenyon	Executive Vice President and Chief Financial Officer[1]
Michael A. Tropiano	Executive Vice President and Chief Financial Officer[2]
Thomas J. Haughey	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Paul V. Campanelli	Executive Vice President and President, Par Pharmaceutical
John A. MacPhee	Executive Vice President and President, Strativa Pharmaceuticals[3]

Executive Summary

Our overall compensation goal is to effectively reward, motivate and retain individuals who are integral to the long-term success of our business.  Our compensation decisions are guided by a “pay for performance” philosophy intended to align our compensation policies with the interests of our stockholder by tying a substantial portion of overall compensation opportunity to achievement of our strategic business and financial objectives.

_____________________________________

1 Mr. Kenyon served as Executive Vice President and Chief Financial Officer until June 30, 2010, when he ceased serving in this position.  His employment with us ended on July 30, 2010.

2 Mr. Tropiano was promoted to Executive Vice President and Chief Financial Officer on July 1, 2010.  He previously held the position of Vice President and Treasurer.

3 Mr. MacPhee served as Executive Vice President and President, Strativa Pharmaceuticals, during 2010.  His employment with us ended on January 31, 2011.

Highlights of Our Compensation Governance

The Compensation Committee regularly evaluates our compensation practices and programs to ensure fairness in compensation for our employees and our stockholders alike.  As a result of this ongoing process, we have made improvements over the past several years to better align our compensation programs with the interests of our stockholders and current market practices.  The following are highlights of our current compensation governance standards:

•    The Compensation Committee is comprised solely of independent directors.

•    The Committee’s independent compensation consultant, Exequity LLP, is retained by and answerable to the Committee and performs no other material work for our company.

•    Our executive officers have no special benefits, supplemental executive retirement plan, or tax equalization plans.  We provide our executive officers with perquisites and other personal benefits which we believe are reasonable and serve as useful retention tools.  See “Traditional Employee Benefits and Executive Perquisites” on page 45.

•    We have implemented a compensation recoupment, or “claw back,” provision for our equity awards as described on page 33, and we are committed to expanding and implementing our current policy as may be implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act for all publicly-traded companies.

•    We have implemented stock ownership requirements and/or guidelines for our directors and executive officers, which are described on pages 18 and 33, respectively.

•     In response to our stockholders’ request, since 2009 we have provided our stockholders with the opportunity to cast an advisory vote on our executive compensation programs and policies for our Named Executives.  Starting this year, the Dodd-Frank Act extends this right to stockholders of all public companies.  See “Proposal 3: Advisory Vote on Executive Compensation” on page 22.

•    The Dodd-Frank Act also enables our stockholders to indicate how frequently they would like the company to provide them with the opportunity to cast an advisory vote on executive compensation.  In keeping with our existing practice, we are recommending an annual frequency for this vote, because the Board values the opinion of our stockholders on compensation matters.  See “Proposal 4: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation” on page 22.

•    An annual review and assessment of our compensation programs concluded that our compensation programs are not designed to encourage executives or other employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on the company.  See “Compensation Risk Assessment” on page 51.

Highlights of Our 2010 Performance and Related Compensation Decisions

The following are highlights of our 2010 performance and related compensation decisions:

•    The company began 2010 following outstanding financial performance in 2009, when our stock attained diluted earnings per share (EPS) of $2.27 for the year, and our stock price increased from $13.41 on December 31, 2008, to $27.06 on December 31, 2009.  In accordance with our “pay for performance” philosophy, our strong 2009 results prompted us at the outset of 2010 to remove the salary freezes that had been in effect since 2007 for our employees at the senior director level and above (including the Named Executives), allowing us to approve base salary increases for our employees.

•    The company continued its strong performance with a second year of outstanding financial results in 2010.  In particular, we achieved cash EPS of $2.95 for the year, and our stock price rose from $27.06 on

December 31, 2009 to $38.51 on December 31, 2010.  Key product exclusivity extensions in our generic product business dramatically enhanced our results and enabled us to continue the momentum that began in 2009.  In accordance with our “pay for performance” philosophy, we funded our annual incentive bonus plan at 136% of aggregate target for the Named Executives (131% of aggregate target for all eligible employees) because we significantly exceeded nearly all of our financial targets for 2010.  See “Annual Incentive” on page 40.

•    Continuing a trend that we began in 2009, the Committee reduced the annual award value that we grant to our Named Executives under our long-term incentive program to target the 50th percentile of our market group rather than the 75th percentile, which was our former practice.

•    In November 2010, we entered into a new three-year employment agreement with our Chief Executive Officer, which became effective January 1, 2011.  We believe this agreement provides us with a level of assurance with regard to our Chief Executive Officer’s continuous service during this period and emphasizes our “pay-for-performance” philosophy in that:

o    the agreement provides for a restricted stock unit award that does not vest until December 31, 2013 (subject to certain early termination events or the company’s change of control), and no awards will be available under our annual long-term incentive plans;

o    the agreement provides for a three-year incentive program under which a range of cash awards can be earned only upon achievement of specified levels of compound annual growth rate of our common stock over the three-year employment term; and

o    the agreement does not automatically renew at the end of the employment term.

See “Chief Executive Officer Evaluation Process” on page 39.

These decisions, as well as our overall compensation philosophy, policies and programs, are described in more detail below.

Compensation Philosophy and Policies Regarding Executive Compensation

Our company operates in a highly competitive and dynamic industry.  Our overall compensation goal is to provide competitive levels of total compensation necessary to attract and retain talented executives who will contribute to the company’s financial success.  Our executive compensation program is guided by a “pay for performance” philosophy intended to align executives’ interests with those of our stockholders.  To this end, we provide a substantial portion of executives’ overall compensation opportunity in the form of an annual incentive bonus, which is subject to the achievement of our financial and strategic business objectives.  We also provide a substantial portion of executives’ overall compensation opportunity under our long-term incentive program in the form of stock option awards, restricted stock awards and other equity compensation, the value of which is directly tied to our stock performance.  We believe that these components of our compensation program reflect our “pay for performance” philosophy and motivate executives to contribute to the company’s financial success both in the immediate year and over the long term.

The following principles influence and guide our compensation decisions.

Compensation Should Attract and Retain Qualified Executives

Our compensation strategy is driven by the need to recruit, motivate, and retain key talented individuals in the industry.  We evaluate performance and compensation for key positions annually to ensure that compensation provided to those executives remains competitive relative to organizations against which we compete for talent.

Compensation Should Reflect a “Pay for Performance” Philosophy by Focusing on Results and Strategic Objectives

We believe that a substantial portion of executive pay should be tied directly to our strategic business and financial plan, and that our compensation programs in the aggregate should offer an opportunity for greater monetary reward for achieving or exceeding performance targets.  In accordance with this “pay for performance” philosophy, our annual incentive program is intended to focus executives on the attainment of key short-term goals that position us to achieve our long-range strategic objectives for the company.  Our long-term incentive program is designed to encourage executives to achieve performance excellence and attain our long-term goals and objectives for the company by aligning their interests with those of our stockholders through equity ownership.

Compensation Should Reflect Accountability and Achievement

We believe that compensation should reflect an individual’s level of responsibility within the organization, as this recognizes that one’s influence over the company’s performance increases with greater accountability.  Thus, the greater a position’s level of responsibility and influence over the success of the organization, the greater the potential for reward when performance objectives are achieved.  Consistent with this philosophy:

•    Total reward opportunity is higher for individuals with greater responsibility and greater ability to influence the company’s performance.  An executive’s overall level of compensation should reflect his or her importance to the organization and ability to affect stockholder value.

•    Compensation should also correlate to each position’s relative value and contribution to the organization in comparison to other positions within the company.

•    As position and responsibility increase, a greater portion of the executive’s cash compensation opportunity is based on the company’s performance and is thus “at risk.”  See “Compensation Mix” on page 46.

•    The proportion of an individual’s long-term incentive compensation opportunity (that is, equity-based compensation) is generally higher for persons with higher levels of responsibility, delivering a larger portion of total compensation opportunity dependent on long-term stock price appreciation and total stockholder return.  See “Compensation Mix” on page 46.

Compensation Decisions Should Reflect Stockholder Interests

We believe that our compensation decisions should take into consideration matters of concern to our stockholders.  Over the past several years, we’ve taken a critical look at our executive compensation program and decided to make a number of changes to reflect the interests of our stockholders, including:

•     In 2009 and 2010, we provided our stockholders with an opportunity to cast an advisory vote on our prior year’s executive compensation programs and policies for our Named Executives (commonly known as a “Say on Pay” vote).  A majority of our stockholders have endorsed our 2008 and 2009 executive compensation programs and policies for our Named Executives by voting “for” these advisory votes.  This year, “Say on Pay” votes are mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act for all publicly-traded companies.  See “Proposal 3: Advisory Vote on Executive Compensation” on page 22.

•     The Dodd-Frank Act also enables stockholders to indicate how frequently they believe companies should provide them with the opportunity to cast an advisory vote on the compensation of named executive officers.  In keeping with our existing practice, we are recommending an annual frequency for this vote, because the Board values the opinion of our stockholders on compensation matters.  See "Proposal 4: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation" on page 22.

•    We have amended the terms of our equity grants to provide for claw-backs of vested equity awards if a participant violates covenants relating to confidentiality, non-solicitation, or non-disparagement.  In addition, under our performance equity plan, we have the right to recover equity awards in the event that a financial restatement is necessary due to a participant’s intentional misconduct or gross negligence.

•    We have amended our employment agreements with our Named Executives to (i) eliminate accelerated equity vesting for equity awards granted after December 31, 2008, if the executive’s employment is terminated without “cause” but for poor performance, and (ii) reduce the post-termination exercise period of options from 24 months to three months in the event of termination without “cause” or the company’s material breach of the employment agreement.  Since making these amendments in 2008/2009, all subsequent employment agreements that we have entered into with Named Executives, including agreements entered into in 2010 with Mr. Tropiano and Mr. LePore, have included these provisions.

•    Beginning in 2009, we decreased the annual award grant levels for our Named Executives under our long-term incentive program.  In the aggregate, we now establish levels that target the 50th percentile of our market group rather than the 75th percentile, which was our former practice.  See “Long-Term Incentive” on page 44 below.

Executives Should Also Be Owners of Our Company

To further align the interests of our executives with our stockholder interests, we have established targets of minimum stock ownership that our executives at the vice president level and above are encouraged to attain and maintain.  We believe that executives are more motivated to contribute to the company’s financial success when they hold a meaningful stake in our stock performance.  These Executive Stock Ownership Guidelines tie minimum stock ownership targets to the level of each executive’s base salary.  The guidelines provide specified ownership targets for these executives to attain incrementally after one, three and five year periods, as follows:

Executive Stock Ownership Guidelines
Fair Market Value of Shares Held, as a Multiple of Base Salary*
Position	As of 12/31 of Year One	As of 12/31 of Year Three	As of 12/31 of Year Five
Chairman/CEO	1.5x	4x	7x
Officers	1x	2.5x	4x
Executive Vice Presidents	1x	2.5x	4x
Vice Presidents/ Senior Vice Presidents	0.5x	1.5x	2.5x

* Includes vested and unvested restricted shares, but does not include stock options

The target number of shares is calculated by multiplying the executive’s base salary by the applicable “multiple” from the table above, and dividing the result by the average closing price of our common stock during the preceding year.  The target is higher for more senior positions, because we believe that individuals with higher levels of responsibility should demonstrate a greater commitment to our long-term financial performance.

The following table sets forth, as of December 31, 2010, each of the Named Executives who was then an executive officer, showing his applicable share ownership target based on position and length of service and shares actually held as of that date:

Name / Position	Years of Service*	Multiple from Table	Base Pay at 12/31/10	Base Pay x Multiple	Share Ownership Target‡	Shares Actually Held#

Patrick G. LePore (Chairman/CEO)	4	4	$865,000	$3,460,000	119,475	253,493

Michael A. Tropiano (Executive Vice President/Officer)	5	2.5…	$350,000	$875,000	30,214	29,760

Thomas J. Haughey (Executive Vice President/Officer)	6	4	$395,000	$1,580,000	54,558	111,446

Paul V. Campanelli (Executive Vice President/Officer)	6	4	$395,000	$1,580,000	54,558	103,825

John A. MacPhee (Executive Vice President/Officer)	5	4	$375,000	$1,500,000	51,796	103,642

* For executives who were serving at a level of vice president or above when we adopted the guidelines in 2004, we assess ownership levels on December 31st of the one, three and five full-year periods following adoption of the guidelines.  For other executives, we assess ownership levels on December 31st of the one, three and five full-year periods following commencement of their employment at a level of vice president or above.

‡ The product of (Base Pay x Multiple) divided by $28.96, which is the 12 month average of all 2010 daily closing prices.

# Includes vested and unvested restricted shares, but does not include stock options.

… Although Mr. Tropiano has served as Executive Vice President and Chief Financial Officer for less than one year, prior to his promotion he had served as a vice president for five years.  Because the intent of the guidelines is to increase rather than decrease an executive’s holdings as position and responsibility increase, we calculated his holdings target using the 2.5x multiple that would have applied absent his promotion (for five years of service as a vice president), rather than the 1x multiple that applies to a new Executive Vice President or Officer (for one year as an Executive Vice President or Officer).

As shown by this table, all of the Named Executives except Mr. Tropiano met their stock ownership targets as of December 31, 2010. Mr. Tropiano, who fell short of his year-end target by less than two percent, has attained his stock ownership target as of January 6, 2011, based on his January 2011 equity grant.  All executives are, and will continue to be, encouraged to meet these guidelines.  If we were to determine that a Named Executive were not making a good-faith effort to attain his or her stock ownership target (a circumstance which has never occurred), we may take that factor into account with respect to compensation and/or employment decisions affecting that individual.

Policy with Regard to Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, our ability to deduct compensation paid to our Chief Executive Officer or an executive officer among the three most highly compensated officers for the taxable year is generally limited to $1 million annually.  This limitation does not apply to “performance-based” compensation if certain conditions are satisfied.  We seek to preserve the federal income tax-deductibility of compensation that we pay to our executive officers.  In this regard, we have taken a number of actions, including the adoption of incentive compensation plans that are designed to qualify awards and payments under such plans as performance-based compensation under Section 162(m), to preserve the deductibility of annual incentive, long-term performance, performance-contingent restricted stock and stock option awards.  Notwithstanding this general policy, we retain the authority to authorize compensation arrangements under which not all compensation paid to covered individuals would be tax-deductible, if we believe that such payments are in the best interests of both the company and its stockholders.

Accounting Considerations with Regard to Compensation Practices

We review on an on-going basis our compensation programs and the impact of such compensation programs on our financial statements, including the accounting treatment of equity-based compensation, and our compensation decisions may be influenced by such factors.  We made no compensation decisions in 2010 that were based primarily on any such factors.

The Compensation-Setting Process

A Year-Round Process

Our compensation planning process, including evaluation of management performance and consideration of the business environment, is a year-round process.  Each year, the Compensation Committee reviews all elements of compensation.  Compensation decisions are designed to promote our fundamental business objectives and strategies which, in turn, drive long-term stockholder value.

The Compensation Committee’s Role in the Process

The Compensation Committee begins its review during the last quarter of each year and holds meetings in December and January to:

•    review and evaluate employee incentive plans;

•    determine the bonus payouts under the prior year’s annual incentive program;

•    review performance milestones and strategic objectives for the annual incentive program for the upcoming year;

•    review management recommendations for our long-term incentive program for the upcoming year;

•    establish the allocation of shares of our common stock to be reserved for equity awards to newly-hired employees under the performance equity plan for the upcoming year;

•    ratify grants under our directors’ stock and deferred fee plan;

•    review the Chief Executive Officer’s achievement of the prior year’s goals and set objectives for the upcoming year; and

•    address any other matters that require the attention of the Committee.

The Compensation Committee also meets annually to:

•    review the Compensation Committee Charter;

•    make recommendations, if necessary, to update Committee objectives and policies;

•    perform self-evaluations and the Committee evaluation;

•    review independent director compensation; and

•    review and approve the analysis of executive compensation for inclusion in our proxy statement.

Other tasks of the Committee include periodically reviewing and evaluating the company’s succession plan, monitoring executive development plans, ensuring our adherence with our compensation philosophy for all executives and overseeing the risks relating to the company’s compensation policies and practices.  All of these responsibilities are executed against the ever changing backdrop of variations in market conditions, changes in business focus and stockholder resolutions.  The Compensation Committee held a total of four meetings during 2010.

Management’s Role in the Process

Management plays a role in the compensation-setting process, other than compensation for the Chief Executive Officer.  The most significant aspects of management’s role are:

• reviewing and recommending compensation plans;

• recommending business and individual targets and goals;

• evaluating employee performance based on agreed-upon objectives; and

• recommending salary and bonus levels and long-term incentive awards.

The Chief Executive Officer and Senior Vice President of Human Resources work with the Compensation Committee Chairman in establishing the agenda for Committee meetings and, at the Committee’s request, participate in Committee meetings to provide compensation recommendations as to our executives (other than themselves).  At the request of the Committee, management works with outside consultants retained by the Committee to provide data for the Committee’s review and analysis of the various components of compensation in comparison with our peer group companies and other market data.

Employment Agreements

We normally enter into employment agreements with our Named Executives in order to attract a high level of talent to the company and, equally important to the company’s success, to retain key executives to execute our business strategies.  We believe that retention of our Named Executives is imperative due to our changing business strategy over the past several years.  We believe it is critical to our future success to retain key individuals to ensure successful delivery of our shift in business strategy.  In addition, volatility in the industry resulting from consolidation and increased foreign competition heightens our need to attract, retain and motivate a group of executives with suitable talents and skills.  The executive employment agreements also protect the company by setting forth the applicable terms for termination and provide valuable protection against improper use of our confidential business information and competition with our business following the employment term.

At the same time, we are mindful that an employment agreement should not be used as a vehicle to award excessive compensation or to guarantee ongoing benefits in the absence of suitable performance.  Accordingly, none of our employment agreements provide for guaranteed or recurring base salary increases or cash or equity-based incentives regardless of performance, and base salaries may be increased only at the discretion of the Committee.  We conduct ongoing evaluations of various employment agreement terms to ensure that they reflect best industry practices and good corporate governance.  For example, in 2009 we amended employment agreements with our Named Executives to eliminate accelerated equity vesting in certain circumstances and to reduce the post-termination exercise period of options in certain circumstances.  We made these changes because we recognize the need to align our employment agreements and programs with stockholder interests.  We view this as an ongoing process, and we are committed to continue to review our employment agreements as existing agreements come to term to assess the necessity of renewing employment agreements and to make appropriate changes.  A more detailed description of our employment agreements appears under “Employment Agreements with Named Executives” on page 56 below.  In addition, the new employment agreement with our Chief Executive Officer is also discussed under "Chief Executive Office Evaluation Process" on page 39 below.

Compensation Consultants

The Compensation Committee Charter grants the Committee the authority to retain and terminate compensation consultants and approve their fees and other retention terms.  These consultants report directly to the Compensation Committee.  In 2010, we retained Exequity LLP to assist us in assessing and updating our peer group companies, determining bonus awards under our 2010 annual incentive program, and planning for our 2011 long-term incentive award grants.  Exequity was retained by and is answerable to the Committee and has not engaged in any other material work for the company.

Competitive Compensation Practices

We recognize that our compensation arrangements must be reasonable and competitive in the marketplace in order to attract and retain highly-qualified executives to lead the organization.  Accordingly, we review market compensation practices for similar positions at comparable companies to help us establish the compensation levels for our executives, including the Named Executives.  We determine the “market” compensation for similar positions using a blend of data from the following sources gathered by our outside compensation consultants: (i) compilations of compensation data from the proxy statements of our “peer group” companies, and (ii) industry compensation surveys, both published and proprietary.

Our “peer group” (consisting of the companies listed below) is a group of generic and specialty pharmaceutical companies with which we compete for talent and stockholder investment.  The compensation data drawn from the proxy statements of our peer group companies provide a valuable comparison tool derived from our most direct business competitors.  We also utilize compensation survey data from companies in our industry that correspond within a comparable range to our size.  Through the use of surveys, we can match a particular position to positions of comparable responsibilities, rather than to a title alone, as appear in the proxy materials of our peer group.  Surveys also typically provide a larger sampling, which minimizes swings in the data in any one year that may occur within the smaller sampling of companies within our peer group.  For 2010, we referenced data from the Radford Global Life Sciences Survey and the SIRS Executive Compensation Survey, sponsored by ORC Worldwide.  By drawing on both compensation surveys and proxy data from our peer group companies, we are able to obtain a balanced and robust view of “market” comparables.

To ensure that it provides an appropriate measure for comparison, we monitor the composition of our peer group for industry or individual company changes that necessitate any revision, as well as revisions prompted by changes in our operations and business focus.  We use the following criteria to select our peer group companies:

•    companies with a similar scope of operations as ours, including, to the extent possible, companies that operate in both the generic and branded pharmaceutical sectors, but also including companies with specific generic or brand focuses in order to maintain a sufficient sampling of companies in our peer group;

•    companies of similar size to us, using primarily the criteria of revenue (generally including companies whose total annual revenue ranges from one-half to two times our total annual revenues), with consideration also given to the number of employees and market capitalization; and

•    companies for which relevant compensation information is publicly available (primarily stand-alone domestic companies, as opposed to consolidated subsidiaries or divisions of larger corporations or foreign corporations).

We believe that these criteria set the parameters for identifying the companies against which we primarily compete for talent and stockholder investment.  In 2010, aided by input from Exequity, the Compensation Committee’s advisor, we performed an assessment of our peer group to ensure that it continues to reflect companies that are comparable to ours based on the above criteria.  As a result of this assessment, we added two companies, Cephalon and King Pharmaceuticals, to our peer group, to better align the revenue size of the group to our increasing revenues.  We also removed Sepracor, which was acquired in late 2009.  Accordingly, our updated peer group for 2010 consisted of the following companies:

Abraxis Bioscience	Endo Pharmaceuticals	Medicis Pharmaceutical Corporation
Amylin Pharmaceuticals	Impax Laboratories	Perrigo Company
Angiotech Pharmaceuticals	King Pharmaceuticals	Salix Pharmaceuticals
Cephalon	Medicines Company	Valeant Pharmaceuticals International
Cubist Pharmaceuticals		Warner Chilcott

Based on the criteria described above, we believe that this peer group accurately reflects the companies with which we currently compete for talent, business and stockholder investment.*

For each element of compensation (such as base salary, annual incentive and long term incentive), we compare compensation levels to comparable positions in our “market” using a blend of data from published industry surveys and our peer group companies, as explained above.  Our practice is to set total target compensation for our executives within the range of the various median total compensation levels at comparable positions in our “market” analysis, and to provide a total pay opportunity (including the upper limit of annual incentive opportunity) that can rise up to approximately the 75th percentile of the market for comparable positions to reward superior performance.  We believe that providing base salaries and target incentive awards at the median range of the market is the minimum level necessary for us to compete effectively for talent with our peer group companies, yet is reasonable from our stockholders’ perspective.  At the same time, providing increased reward potential for exceeding performance targets incentivizes management to achieve important financial and strategic objectives, which in turn benefits our stockholders through increased stock value.  We believe that providing increased reward potential at near the 75th percentile of the market affords executives a meaningful incentive, but is not disproportionate to the stockholder value created by exceeding our performance targets.

While these published surveys and peer group information are useful guides for comparative purposes, we believe that a successful compensation program requires the application of judgment and subjective determinations of individual performance, experience level and overall value to the organization.  We also recognize that we compete for top executive talent with many larger companies that often compensate their executives at higher levels than typical for our peer group companies.  A combination of all these factors forms the basis of management’s compensation recommendations and our compensation decisions and allows us to attract and retain highly-qualified executives to lead the organization.

Mr. LePore’s target direct compensation in 2010 was within the range of the various median total compensation levels of chief executive officers within our market analysis.  Aggregate base salary and annual incentive opportunity for our other Named Executives in 2010 was targeted within the range of the various median total compensation levels for comparable positions in our market analysis.  Long-term incentive targets for senior executives in the aggregate were set within the range of the various median total compensation levels of comparable executives within our market analysis, with specific awards varying above or below the median based on internal equity considerations and critical retention needs, in addition to strong past performance.

___________________________________

* Although our 2010 Annual Report indicates that our principal generic competitors are Teva Pharmaceutical Industries, Mylan Laboratories, Sandoz Pharmaceuticals, and Watson Pharmaceuticals, this assessment is based primarily on product overlap.  These companies are not included in our peer group because their total revenues are outside of our general revenue guidelines for inclusion of companies as comparators for the purposes of executive compensation benchmarking.

Chief Executive Officer Evaluation Process

The Chief Executive Officer’s evaluation process is used as a means to heighten the Chief Executive Officer’s accountability for performance.  At the beginning of each year, the Compensation Committee and the Chief Executive Officer develop performance objectives and goals for the upcoming year.  The following year, the Committee conducts a review of the Chief Executive Officer’s achievement of those goals and objectives and provides feedback on the Chief Executive Officer’s performance in a private session.  The Committee believes that this process provides a vehicle for a meaningful evaluation of the Chief Executive Officer’s annual performance against established objectives.

The Compensation Committee establishes, evaluates and adjusts the Chief Executive Officer’s compensation based on a number of different criteria, including the Chief Executive Officer’s overall impact on the organization, the company’s movement in the right strategic direction, development of the senior leadership team, and continued focus on overall long-term objectives.  In 2010, the existing three-year employment agreement with our Chief Executive Officer, which provided for a three-year employment term and automatic renewals for successive one-year terms, expired.  On November 2, 2010, the Board, upon the recommendation of the Committee, approved a new, three-year employment agreement with our Chief Executive Officer, which became effective January 1, 2011.  The Committee believes that this agreement balances the interests of the company, our stockholders, and the Chief Executive Officer, and is guided by “pay for performance” principles.  The key components of this new agreement are:

•     A three-year term (January 1, 2011–December 31, 2013) provides a level of assurance with regard to the Chief Executive Officer’s continued service to the company, which the Committee considers to be crucial in light of the company’s strong performance over the past two years and continued evolution of its new strategic direction over the next three years.  The agreement provides for no automatic renewal following the employment term.

•     A base salary in 2011 of $900,000 reflects an increase of 4.0% over 2010, which the Committee feels is a modest and appropriate increase to reward Mr. LePore’s past performance as demonstrated by the company’s strong performance in 2009 and 2010.  There is no guaranteed salary increase; any future increase in Mr. LePore’s salary is solely at the discretion of the Board.

•     Eligibility for annual bonuses (in a target amount equal to 100% of base salary), determined by the Board in its discretion, incentivizes and rewards for successful company performance.

•     A restricted stock unit award with an economic value of $1,850,000, which does not vest until December 31, 2013 (subject to certain earlier termination provisions or the company’s change of control), encourages continued service for the full three-year employment term, which the Committee feels is important to the company’s continued success.

•     A three-year incentive program specific to the Chief Executive Officer, under which a range of cash awards can be earned only if the company’s common stock achieves specified compound annual growth rates over the employment term.  Under the terms of the agreement, the Chief Executive Officer will no longer be eligible to participate in our long-term incentive program applicable to other executives.  The Committee feels that this special program creates added incentive for the Chief Executive Officer to contribute to continued strong financial performance over the three-year period.

The Committee set these terms with reference to employment agreement provisions for chief executive officers based on a review of our peer group companies and industry compensation surveys compiled by our outside compensation consultants.  Based on our review, the Committee believes that our Chief Executive Officer employment agreement compensation provisions are comparable to those of similar positions within our market analysis.

Components of Executive Compensation and Decisions
Related to 2010 Compensation for Named Executives

The key components and objectives of our executive compensation program for 2010 were:

Component	Objectives and Basis

Base salary	Base cash compensation that is attractive and competitive with salary practices for comparable positions in the market, sufficient to attract and retain highly-qualified employees for key positions
Annual incentive

Annual cash bonus based on the achievement of specific company and individual performance goals, to encourage attainment of key short-term financial and strategic goals that support our long-term performance

Long-term incentive

Awards of equity-based compensation, such as time-vested stock options and restricted stock awards, to align the interests of executives and stockholders through equity ownership and to encourage employee retention

Traditional employee benefits and executive perquisites

Competitive health, dental, life and disability insurance, 401(k) plan and other traditional employee benefits available to all employees, and reasonable executive perquisites, to attract and retain highly-qualified employees for key positions

Base Salary

Base pay is a critical element of executive compensation because it enables us to recruit and retain key executives.  Base salaries generally are targeted at the median of the market, as explained above under “Competitive Compensation Practices,” taking into account individual abilities and achievements and the need to recruit and retain qualified individuals in a competitive market.  In determining merit increases to base salaries, we consider the executive’s achievement of his or her annual goals and objectives and other past performance, and competitive salary practices for comparable positions in the market.  We also measure base salary against the executive’s total direct compensation to ensure an appropriate mix of fixed and at-risk compensation.  See “Compensation Mix” on page 46.

In 2008 and 2009, we froze base salaries for our executives at 2007 levels, because we faced financial and operational challenges due to a variety of industry and economic reasons and factors specific to our company.  In 2010, we lifted this freeze, because the company was successful in achieving – and indeed, exceeding – its financial and operational targets in 2009.  We believe that these decisions reflect our strong commitment to a “pay for performance” culture.

Annual Incentive

Under our annual incentive program, we provide an annual cash bonus opportunity to employees at the senior professional level and above to drive company and individual performance.  Bonus payouts under the program are contingent on the achievement of company financial and strategic goals that are established at the beginning of the year by management under the guidance and ultimate approval of the Compensation Committee.

The “target” amount of each executive’s bonus award is set as a percentage of his or her base salary.  As position and responsibility increase, a greater portion of the executive’s overall cash compensation opportunity is sourced from the annual incentive program, subjecting it to the achievement of our performance targets and thus placing it “at risk.”  See “Compensation Mix” on page 46.  Accordingly, we set the target bonus amount in 2010 for Mr. LePore, as the

Chief Executive Officer, at 100% of his base salary, while for each of the other Named Executives, we set the target at 50% of his base salary.  These target bonus levels, when combined with our named executive officers’ base salaries, generally result in target total cash compensation opportunities within the range of median levels for comparable positions in our market analysis, which is consistent with our overall compensation philosophy of targeting compensation at the middle of the market.

The actual bonus amount awarded in any given year (if any) varies, depending on the extent of achievement of company goals and on individual performance.  At the beginning of each year, we set performance goals that determine the level of possible funding of our annual incentive program as a whole for that year.  In 2010, we set company-related performance goals in two categories: (i) company financial goals, and (ii) company strategic initiatives, which are explained in more detail below.  These targets were then presented to and approved by the Board, which reviews and approves or modifies our financial and strategic targets based on reasonableness and achievability.

The extent to which we achieve our goals over the course of the year fixes the overall bonus pool from which individual bonuses may be paid for the year.  However, we do not follow a strict mathematical formula-based approach for determining the actual bonus awards.  We exercise discretion to take into account individual performance and contribution to the achievement of company financial and strategic goals, the correlation of awards to each position’s relative value and contribution to the organization in comparison to other positions within the company, and any other circumstances that we deem important to the determination of bonus awards.  We do not set individual performance goals as a funding threshold, because we believe that bonuses should be payable only if we meet company performance goals.  However, when company-wide funding goals are achieved and the bonus pool is funded, we consider individual performance in determining the actual bonus amounts to award each participant.  Individual performance goals are set at the beginning of the year and vary depending on that year’s overall strategic plan initiatives and each executive’s responsibility in helping us to achieve those initiatives.  For the Named Executives, individual goals in 2010 included the achievement of company financial goals and the company strategic objectives that correspond to the individual’s area of responsibility within the company.

2010 Financial Performance Objectives

In 2010, we assessed financial performance by tracking a number of key financial metrics, which were formally incorporated in the company’s 2010 operating plan in January 2010.  We chose these metrics based upon our detailed analysis of projected sales, on a product-by-product basis, and expenses, based on annual spending required to achieve our short- and long-term goals.  Taken as a group, these selected financial parameters provided an objective basis for determining whether our executives had successfully executed on the 2010 operating plan.  Our 2010 key financial metric targets were as follows:

Financial Metric	2010 Performance Target

Cash EPS	$ 1.66
EBITDA	$109 Million
Return on capital employed	8.0%
Net Income	$ 49 Million
Capital Spending	$ 12 Million
Gross margin	$285 Million

We considered it appropriate to establish a minimum threshold and a maximum payout for cash bonus payments.  In the event that less than 60% of our targeted 2010 EPS were earned, there would be no bonus payable.  Executives would have the opportunity to earn up to 200% of target bonus in the event that 150% or greater of targeted EPS were achieved in 2010.  For performance within these parameters, the bonus pool would be funded (at a level determined by the Board), and the Board would exercise its discretion in determining the payouts of 2010 cash bonus awards.

If and when the bonus pool is funded, we consider the extent of the company’s achievement of these financial performance targets to determine the size of the bonus pool.  In order to motivate superior performance, the Board may exercise discretion in determining the actual bonus pool funding amount, and specific bonus payouts, if the company substantially outperforms budgeted EPS and additional key financial targets, subject to the cap described above.  In determining achievement of corporate objectives, the Board also considers unplanned developments, such as unanticipated expenditures related to strategic acquisitions, as well as quality of earnings, which acknowledges that variances in financial performance versus operating plan often occur as a result of external factors beyond the control of the management team.

2010 Strategic Objectives

The second component of the bonus funding target in 2010 consisted of company strategic goals that we determined would contribute to the longer-term growth of the company and increased stockholder value.  We identified the following corporate-wide, divisional, and functional objectives that we believe represented clear and specific goals for our senior leadership team in 2010:

•   Identify and evaluate investment and business development opportunities for sustained growth and long term profitability;

•    Continue to execute upon our 2009 acquisition of Nascobal®, while successfully launching our two newest brand products, Zuplenz® and Oravig™;

•    Optimize the Strativa sales force deployment to maximize sales force effectiveness around an expanded product portfolio;

•    Identify high return generic product development opportunities to maximize internal development efforts and capitalize on business development expertise, focusing on:

o high value formulations, and

o first-to-file product opportunities;

•    Build leadership pipeline through succession planning process, identifying future leaders and building appropriate development plans; and

•    Ensure that the company’s products meet the highest levels of quality, consistency and purity to consistently satisfy customer and FDA requirements.

In 2010, we placed a greater weighting (60%) of participants’ bonus opportunity on the achievement of our company financial targets, because we are committed to driving year-over-year stockholder return as the primary objective of the annual incentive program.

2010 Performance Results and Bonus Awards

The following table sets forth the company’s actual results for 2010 in comparison with the financial targets set at the beginning of the year:

2010 Financial Performance Objectives and Actual Performance
Financial Metric	2010 Performance Target	2010 Performance Result
Cash EPS	$ 1.66	$ 2.95
EBITDA	$109 Million	$166 Million
Return on capital employed	8.0%	20.0%
Net Income	$ 49 Million	$ 93 Million
Capital Spending	$ 12 Million	$ 11 Million
Gross margin	$285 Million	$374 Million

As demonstrated above, the company substantially exceeded the targeted financial goals in the aggregate.  We believe that our 2010 performance resulted in large part from continuing to build on the principals that brought us success in 2009: a more focused approach to product selection, a pursuit of efficiencies and cost savings, and an emphasis on quality, compliance and customer service.  Par Pharmaceutical, our generic products division, exceeded its division objectives and contributed significantly to the company’s strong performance in 2010.  Strativa Pharmaceuticals, our branded products division, contributed to a lesser degree to the company’s performance, due in part to the significant expense of launching two new products in 2010.  In accordance with our “pay for performance” compensation philosophy, we generally awarded individual employee bonuses commensurate with the relative contribution of the employee’s division to the company’s 2010 performance, with an aggregate bonus pool at 131% of aggregate target for all eligible employees.

The “Grants of Plan-Based Awards” table on page 53 sets forth the hypothetical bonus awards available to the Named Executives for achieving the minimum or “threshold” performance target (column c), the “target” bonus award for successful achievement of performance targets (column d), and the maximum bonus award possible for materially exceeding performance targets (column e) in 2010.  As with all eligible participants under the plan, however, actual awards to each of the Named Executives varied according to our assessment of each individual’s performance and contribution to the company’s successes in 2010.  For actual amounts awarded to each Named Executive, see column “g” of the “Summary Compensation Table” on page 52 below.  Specifically, bonus awards for Named Executives ranged from 0% to 177% of their respective bonus targets, and were influenced by the Committee’s assessment of the key accomplishments of each Named Executive set forth below:

Patrick G. LePore, Chairman, Chief Executive Officer and President, was awarded a bonus equal to 150% of his target, based on his outstanding performance in meeting, and in some cases exceeding, substantially all of the key objectives set for him by the Committee in 2010, which enabled the company to significantly surpass its financial targets for the year.  These objectives included:

•    met or exceeded all Board-approved financial goals and delivered the pay-down of all outstanding debt, leaving the company totally unlevered;

•    invested to build the company’s product portfolios and ensure adequate resources to compete, with a goal to ensuring sustainable long-term growth;

•    supported both business divisions in executing on current portfolios, pipelines and new business development initiatives through deeper involvement with the division leaders and by helping to optimize the divisions’ organizational structures; and

•    continued to develop the management team and began to build the company’s leadership pipeline.

Paul V. Campanelli, Executive Vice President and President, Par Pharmaceutical, our generic products division, was awarded a bonus at 177% of his bonus target, based the generic division’s strong performance and his successful achievement of the following performance objectives:

•    supported our first-to-file/first-to-market strategy by re-establishing best in class Research and Development and Technical Operations teams, re-aligning the functions of Business Development & Licensing, Portfolio Management and Project Management, and advancing a “pay-for-performance” culture in these areas;

•    exceeded Gross Margin target for the division through careful product management, and increased efficiency at our operating plant; and

•    developed a strategic plan to evaluate approximately 200 potential product opportunities in support of generic product growth.

Thomas J. Haughey, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, was awarded a bonus at 152% of his bonus target, based on his successful achievement of the following objectives:

•    coordinated Corporate Development and Legal Department initiatives to identify and evaluate investment, business development and corporate development opportunities to foster growth;

•    assumed a greater role in representing the company to the investment community through healthcare conference presentations, networking, planning and strategy; and

•    coordinated generic division and Legal Department efforts to closely monitor patent litigations and optimize settlement opportunities.

Michael Tropiano, Executive Vice President and Chief Financial Officer, received a bonus at 140% of his bonus target, based on his successful achievement of the following objectives in his position as Chief Financial Officer, as well as those of his former position as Treasurer:

•    provided value-added analysis and evaluation of business units by implementing evaluations of pricing and market share dynamics of key Par (generic) product launches and return on investment analysis of Strativa (brand) products;

•    maintained the timeliness and quality of our SEC filings by emphasizing adherence to disciplined processes and leveraging high quality work products to enhance Investor Relations and Audit Committee activities;

•    effectively represented the company to the investment community by providing sound earnings call information; and

•    successfully managed the repayment of outstanding company debt and negotiated a favorable new unsecured credit facility.

John A. MacPhee, Executive Vice President and President, Strativa Pharmaceuticals, our proprietary products division, did not receive a 2010 bonus.  Guided by our “pay for performance” philosophy, we made this decision, despite the company’s overall strong performance, because the Strativa division did not meet all of its performance objectives in 2010, as explained above.

Lawrence A. Kenyon, Executive Vice President and Chief Financial Officer, did not receive a 2010 bonus, due to the termination of his employment prior to the completion of the plan year.

Long-Term Incentive

Equity-based compensation, such as stock options, restricted stock and restricted stock units, is an important element of our compensation program for executives.  We believe that equity-based compensation is the most effective means of aligning executives’ interests with stockholder interests because equity-based compensation (i) creates an economic incentive for the creation of long-term stockholder value, (ii) encourages retention of executives, because any unvested portions of such awards are forfeited if an executive voluntarily resigns before an award becomes fully vested, and (iii) enhances executive ownership interests in the company and, by extension, in the company’s performance.

Management submits recommendations to the Committee in the first quarter of each year for annual grants of equity awards to executives.  In setting the annual long-term incentive opportunity for each executive, the Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the value of the grants in relation to other elements of total compensation, and competitive compensation practices in the market.  In consultation with management, the Committee also allocates annually a number of shares of our common stock to be used for the grant of stock options and, potentially, restricted stock, to newly-hired employees during the upcoming year.  The authority to allocate and grant awards to newly-hired employees is delegated by the Committee to the Chief Financial Officer and Senior Vice President of Human Resources, subject to the parameters established by the

Committee and the terms of our performance equity plan.  This process provides consistency in administration, because all new hire grants are effective shortly after date of employment.

The mix of equity-based compensation awarded under the plan has changed from year to year, based upon our specific objectives for the program each year and on various market factors.  Prior to 2005, long-term incentives took the form of stock option awards that vested over time.  In 2005, we began awarding shares of restricted stock or restricted stock units to executives in lieu of a portion of the number of stock options that we previously would have awarded, to supplement the retention goal of equity-based compensation in periods when the company’s stock price is volatile and the value of stock options can vary significantly.

2010 Long-Term Incentive Awards

Our 2010 long-term incentive program was intended to reward creating and sustaining value for stockholders and focus on management retention and engagement, while continuing to promote substantial ownership stakes in the company among the Named Executives.  Consistent with these goals and with competitive practices in our peer group and market sampling, 2010 equity awards for eligible employees consisted primarily of a blend of restricted stock or stock units and stock options that vest in 25% increments each year on the anniversary of the grant date over a four-year period.  We believe that this blend provides a balance between promoting share ownership and retention (i.e., time-vested full value share awards such as restricted stock and cash-settled restricted stock units) and aligning rewards with stockholder value creation in the form of stock price-driven, at-risk equity (i.e., stock options, which have value for the recipient only to the extent of an increase in our stock price).  To promote alignment of incentives at all levels of management, the mix of these two types of equity vehicles were delivered in equal proportions of value for all recipients – that is, 50% of economic value in stock options, and 50% of economic value in restricted stock (for Senior Vice Presidents and Vice Presidents) or cash-settled restricted stock units (for employees at and below the Senior Director level).

We set total equity award opportunities for our Named Executives so that their target total compensation level would approximate the median target total compensation level for comparable positions in our “market” analysis of compensation surveys and proxy data from our peer group companies.  This approach was comparable to our 2009 long-term incentive program, which represented a decrease in the target level of our senior executive long-term incentive opportunity (previously targeted to the 75th percentile of the market), because we are cognizant of our stockholders’ concern that executive compensation be reasonable, while providing an appropriate incentive to our executives to drive company performance, which also ultimately benefits our stockholders.  For specific amounts awarded to each Named Executive, see columns “f” and “g” of the “Grants of Plan Based Awards” table on page 53.

Traditional Employee Benefits and Executive Perquisites

We maintain broad-based benefits programs for all eligible employees, including health insurance, life and disability insurance and dental insurance, to remain competitive in the marketplace and enable us to attract and retain quality employees.  For the same reasons, we maintain a 401(k) plan, which provides a tax-deferred means for employees to save for retirement.  Pursuant to the 401(k) plan, eligible employees, including the Named Executives, are permitted to contribute from 1% to 25% of their compensation to the plan.  Annually, we contribute an amount equal to 50% of up to 6% of the compensation contributed by the employee.  Contributions to the 401(k) plan are subject to certain limits imposed under the Internal Revenue Code.  Participants of the 401(k) plan become vested with respect to 20% of the company’s contributions for each full year of employment; thus, each annual contribution becomes fully vested after five full years.  This vesting schedule further encourages employee retention.

In addition, we provide our executives with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program and are intended to enable us to attract and retain highly-qualified employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to senior executives.

In 2010, perquisites granted to our senior executives included an automobile allowance, supplemental life insurance and disability benefits.  The aggregate incremental cost of the perquisites for any individual Named Executive as reflected in the “Summary Compensation Table” on page 52 represents less than 5% of each Named Executive’s total annual salary and target bonus, and approximately 3% or less if the value of equity awards is added to the Named Executive’s total annual compensation amount (excluding Mr. Kenyon’s severance benefits for 2010).

Compensation Mix

The mix of fixed versus variable compensation is an important factor in motivating executives to contribute to our financial performance over the short- and long-term and in aligning management interests with stockholder interests.  Our view is that, the more senior the executive, (i) the greater the executive’s cash compensation should be in the form of annual bonus opportunity, which is contingent on achieving the company’s short-term performance objectives, and (ii) the greater the executive’s overall target compensation should be comprised of equity compensation, the value of which is dependent on the company’s stock performance.  We believe this compensation framework focuses executives on improving financial results and creating value for our stockholders.

Accordingly, about half the 2010 target total compensation for our Named Executives consisted of equity awards (stock options and/or restricted stock) under our long-term incentive program, the value of which is dependent on the company’s stock performance.  Target cash compensation for Mr. LePore, our most senior executive, was allocated equally between base salary and target annual incentive, which is awarded only if the company meets the performance goals set by the Board.  Target cash compensation for our other Named Executives was allocated two-thirds to base salary and one-third to target annual incentive.  These allocations are illustrated in the following charts:

2010 Target Total Direct Compensation

               Chief Executive Officer                                          Other Named Executives (Average)

The Committee believes that these allocations provided an appropriate mix of fixed, contingent, and variable compensation for our Named Executives by tying approximately half of their target total direct compensation to our stock price, and conditioning receipt of one-third to one-half of target cash compensation on meeting company performance goals set by the Board, thereby aligning Named Executives’ interests with our stockholders’ interests.

Severance and Change of Control

We also provide our Named Executives with certain benefits upon termination of their employment in various circumstances, as described under “Potential Payments and Rights Upon Termination or Change of Control” on page 56.  The objective of these benefits is to recruit and retain talent in a competitive market, preserve the focus and productivity of management, and, under certain circumstances, alleviate the dislocation resulting from a termination of employment.  Benefits that are provided in the event of a termination following a change of control also are intended to avoid disruption and prevent attrition during a period of uncertainty that arises in the context of actual or rumored change of control situations.  The existence of these arrangements does not play a specific role in our other compensation decisions for our Named Executives.

Other 2010 Compensation Events

Partial Vesting of One-Time Executive Retention Equity Awards

As disclosed in our 2009 Proxy Statement, on November 18, 2008, in connection with the resizing and restructuring plan for our company, we awarded a special one-time equity retention award to certain key executives who we believed would be most instrumental to the mid- and long-term success of the company’s restructuring.  Three of the Named Executives, Mr. Haughey, Mr. Campanelli and Mr. MacPhee, each received retention awards with an economic value of $1 million, allocated 50% in restricted shares and 50% in stock options.  The awards vest on the third anniversary of the grant date, contingent on continuous employment with us.  In addition, the terms of the awards provide for two-thirds of the awards to vest on the second anniversary of the grant date if the closing price of our common stock exceeded $13.19 (representing 120% of the closing price on the grant date) for at least twenty days during the quarter ending December 31, 2010.  We believe that these awards, and these vesting terms, firmly reinforce a performance objective coupled with a retention objective.

Due to the company’s strong financial performance in 2009 and 2010, the closing price of our common stock exceeded $13.19 throughout the quarter ending December 31, 2010.  Accordingly, two-thirds of these executive retention equity awards vested on November 18, 2010.  The following table sets forth the executive retention awards and the respective vesting schedule.  The remaining one-third of the awards will vest on November 18, 2011, subject to continued employment with us through that date.  These amounts are also reflected in the “Outstanding Equity Awards” table on page 54.

Executive Retention Equity Awards
	Stock Awards			Option Awards
Name	No. of Executive Retention Restricted Share Awards	No. of Shares of Stock that Vested on 11/18/2010	No. of Shares of Stock that Have Not Vested*	No. of Executive Retention Option Awards	No. of Shares Underlying Option Award that Vested on 11/18/2010	No. of Shares Underlying Option Award that Have Not Vested*

Paul V. Campanelli	45,496	30,332	15,164	102,881	68,591	34,290
Thomas J. Haughey	45,496	30,332	15,164	102,881	68,591	34,290
John A. MacPhee	45,496	30,332	0	102,881	68,591	0

*The remaining one-third of awards will vest on November 18, 2011, subject to continued employment with us through that date.  Because Mr. MacPhee is no longer employed by us, his remaining one-third of such awards have been forfeited.

In setting the parameters of these retention grants in 2008, the Committee asked its outside compensation consultants (at that time, Buck Consultants) to conduct an analysis of other companies who provided special grants in connection with a restructuring, and the awards were designed with a view to both internal retentive value and external reasonableness when compared to practices at such companies.  The awards were equivalent to approximately 50% of each executive’s total unvested equity as of the grant date and 50% of each executive’s 2008 long-term incentive award, to ensure that sufficient value was being delivered to serve as a meaningful retention vehicle.  At the same time, the awards approximated the median of such awards in the sample, when measured as a percentage of total unvested equity and as a percentage of the long-term incentive award in the year of the retention award, and the dollar value of the retention awards at grant date was between the median and 75th percentile of such awards in the sample, which we believe represents reasonable awards compared to companies that have undergone similar restructurings.

2008 Performance Shares

As more fully described in our 2009 Proxy Statement, we incorporated a three-year performance standard into our 2008 long term incentive awards.  Under the 2008 awards, up to two-thirds of an executive’s potential award consisted of performance-contingent restricted shares of stock, while the remainder of the awards took the form of restricted share awards, which vest incrementally on an annual basis as a retention incentive.  Vesting of the performance awards, and final determination of the amount of the award, was contingent upon the company achieving specific total stockholder return goals, both at an absolute minimum threshold and relative to peer group performance, by December 31, 2010.  “Total stockholder return” means the annualized appreciation in the market price of our common stock, determined using the average stock price for the last three months of 2007 as the starting point (because the grants were made in early 2008) and the average stock price for the last three months of 2010 (that is, three years later) as the ending point.  Our target total stockholder return goal was a measure of our total stockholder return in comparison with the total stockholder returns of our peer group companies over the same period, as shown in the following table:

	2008 Long-Term Incentive Program Financial Targets
Performance Level	Performance Goal (over a three-year period)	% of Target Award Payable
Distinguished:	Total stockholder return at or above the 75th percentile of total stockholder return for our peer group companies	150%
Target:	Total stockholder return at the median of total stockholder return for our peer group companies	100%
Threshold:	6% annualized total stockholder return	25%
Below Threshold:	Less than 6% annualized total stockholder return	0%

The performance share award would vest at 25% of the target amount for achieving a minimum of 6% annualized total stockholder return (“Threshold” performance).  If the company did not achieve at least 6% annualized total stockholder return (“Below Threshold” performance), no award would be payable.  For achieving a total stockholder return at the median of our peer group companies (“Target” performance), the performance share award would vest in full (100%).  The award could vest up to 150% of the target award if the company achieved total stockholder return at or above the 75th percentile of our peer group (“Distinguished” performance), meaning one-and-a-half times the “target” number of shares would be awarded.  In addition, to motivate superior performance, the performance share award would be multiplied by a factor of 1.25 if our three-year total stockholder return exceeded the median of the S&P 400 MidCap stock market index.  For achieving total stockholder return at or above the 75th percentile of our peer group and exceeding the median of the S&P 400 Midcap stock market index, therefore, the performance share award would vest at 187.5% of the target.  The Named Executives, who received these grants in 2008, had a vested interest in driving the company’s successful performance over this three-year period to achieve the desired payout threshold.

Despite a very difficult 2008, when the company faced significant economic and operational hurdles and the daily closing price of our common stock averaged $15.74, the company confronted these challenges and returned strong results in 2009 and 2010.  At the end of 2010, the measure of Par’s performance against the 2008 long-term incentive program financial targets revealed the following results:

Par’s 2008 Long-Term Incentive Program Financial Results at December 31, 2010

Average Stock Price (Last Three Months)		Total Stockholder Return (TSR)	TSR Rank Among Peer Companies		TSR Performance Level	% of Target Award Payable
2007	2010		Numerical	Percentage

$19.46	$35.74	83.7%	3rd of 13	83.3%	Distinguished	150%

Par’s total stockholder return over the performance period was 83.7%, placing Par third, or at the 83rd percentile, of total stockholder return among our peer group companies.*  Pursuant to the 2008 long-term incentive program financial targets, Par’s performance qualified as “Distinguished” (over 75th percentile), earning an award of 150% of the target.  In addition, Par’s three-year total stockholder return over the performance period exceeded the median of the S&P 400 MidCap stock market index of 4.8%.  Therefore, a factor of 1.25 was applied to the amount determined, resulting in a final payout at 187.5% of the target.  The Committee approved these awards pursuant to the terms of the 2008 long-term incentive program, and the awards were distributed on January 11, 2011.

The following are the payouts of the performance awards on January 11, 2011 to the Named Executives:

	Target Performance Share Awards		Earned Performance Share Awards
Executive	Shares (#)	Beginning Target Value[1]	Shares (#)	Value at 01/11/11[2]
Patrick G. LePore	30,861	$600,555	57,864	$2,081,960
Michael A. Tropiano	5,758	$112,051	10,796	$ 388,449
Thomas J. Haughey	24,689	$480,448	46,292	$1,665,582
Paul V. Campanelli	24,689	$480,448	46,292	$1,665,582
John A. MacPhee	24,689	$480,448	46,292	$1,665,582
[1] Based on an assumed starting stock price of $19.46, which was the average price over the last three months of 2007
[2] Based on stock price of $35.98 as of 01/11/2011

Recent Separation Agreements

Mr. Kenyon, our former Executive Vice President and Chief Financial Officer, stepped down from his position effective June 30, 2010, and his employment with us ended on July 30, 2010.  Mr. Kenyon had previously entered into an employment agreement with the company that provided for certain payments upon his separation or termination.  On July 30, 2010, the company entered into a separation agreement and release with Mr. Kenyon, which fully resolved all issues concerning his employment relationship with us.  The terms of this separation agreement and payments to Mr. Kenyon are discussed under “Named Executives Who Are No Longer Employed by Us” on page 63.

Mr. MacPhee, our former Executive Vice President and President, Strativa Pharmaceuticals, left our employment on January 31, 2011.  Mr. MacPhee had previously entered into an employment agreement with the company that provided for certain payments upon his separation or termination.  On December 17, 2010, the company entered into a separation agreement and release with Mr. MacPhee, which fully resolved all issues concerning his employment relationship with us.  The terms of this separation agreement and payments to Mr. MacPhee are discussed under “Named Executives Who Are No Longer Employed by Us” on page 63.

_______________________________

* Our 2008 peer group consisted of 16 companies.  Although we monitor and update our peer group regularly for purposes of annual compensation setting, as explained under “Competitive Compensation Practices” on page 37, we did not seek to change the composition of our peer group for purposes of measuring performance for our 2008 Performance Shares, because our performance was intended to be compared with a set peer group over a three-year performance period.  However, over the course of the performance period, four of the companies in our 2008 peer group (Alpharma, Barr Pharmaceuticals, Biovail Corporation and Sciele Pharma) were acquired, and their stock price was no longer publicly traded in the fourth quarter of 2010.  Therefore, these companies were removed from the 2008 peer group, leaving the following twelve companies in the 2008 peer group at the end of 2010:  Angiotech Pharmaceuticals, Endo Pharmaceuticals Holdings, K-V Pharmaceutical Company, King Pharmaceuticals, Medicis Pharmaceutical Corporation, Mylan Laboratories, Perrigo Company, Shire plc, Teva Pharmaceutical Industries, Valeant Pharmaceutical International, Warner Chilcott Limited, and Watson Pharmaceuticals.

Compensation Committee Report

The Compensation Committee, comprised of independent directors, reviewed and discussed the Compensation Discussion and Analysis set forth above with our management.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Melvin Sharoky (Chairman)

Joseph E. Smith

Patrick J. Zenner

Compensation Risk Assessment

Based on an internal risk assessment of our compensation programs, we do not believe that they are designed in such a way as to encourage executives or other employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on the company.  Factors that led to our conclusion include:

•    Our compensation mix places a significant weighting on long-term incentive compensation for individuals who are in positions having greater influence on the company’s performance.  Our compensation mix does not place an undue emphasis on annual incentives or any other arrangement that would encourage risk-taking behaviors aimed at achieving solely short-term results.

•    Annual incentive bonuses are contingent on the attainment of minimum company-wide performance thresholds.  Actual bonus levels are not automatically calibrated, but rather are subject to the discretion of the Board and to maximum payout levels (caps).

•    Our executive stock ownership guidelines are competitive among our peer group companies and encourage a long-term perspective on the part of our executives, which discourages excessive risk taking for short-term gain.

•    We have the right to recover equity awards in the event that a financial restatement is necessary due to an officer’s intentional misconduct or gross negligence.

•    Compensation programs for our field sales force are aligned with industry practice.  Our field sales force undergoes comprehensive compliance training, and sales activities are closely monitored and periodically audited.

Executive Compensation

The following table sets forth compensation earned for the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008, by the individuals who served at any time during 2010 as either our Chief Executive Officer or Chief Financial Officer and by the three most highly-compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as such as of December 31, 2010, and who earned over $100,000 in total compensation from us (and our subsidiaries) during fiscal year 2010 (collectively, the “Named Executives”).  We awarded or paid such compensation to all such persons for services rendered by them in all capacities during the 2010 fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Award(2) ($)	Option Award(3) ($)	Non- Equity Incentive Plan Compensa- tion(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patrick G. LePore, Chairman, Chief Executive Officer and President	2010 2009 2008	847,500 830,769 800,000	0 0 0	749,999 644,994 1,094,728	724,286 767,273 397,188	1,300,000 1,400,000 0	25,312 24,222 23,475	3,647,097 3,667,258 2,270,391
Michael A. Tropiano, Executive Vice President and Chief Financial Officer(6)	2010 2009 2008	307,058 -- --	0 -- --	312,510 -- --	108,646 -- --	245,000 -- --	24,729 -- --	997,943 -- --
Lawrence A. Kenyon, Former Executive Vice President and Chief Financial Officer(7)	2010 2009 2008	205,962 353,077 --	0 25,000 --	299,988 140,003 --	289,717 502,542 --	0 200,000 --	125,565 55,770 --	921,232 1,276,392 --
Thomas J. Haughey, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2010 2009 2008	382,885 363,462 350,000	0 0 0	350,005 0 1,375,788	338,006 628,180 545,270	300,000 350,000 0	23,027 23,061 22,586	1,393,923 1,364,703 2,303,644
Paul V. Campanelli, Executive Vice President; President, Par Pharmaceutical	2010 2009 2008	382,885 372,372 350,000	0 0 0	325,011 0 1,375,788	313,855 583,310 545,270	350,000 350,000 0	24,393 21,162 22,521	1,396,144 1,326,844 2,293,570
John A. MacPhee, Former Executive Vice President; President, Strativa Pharmaceuticals(8)	2010 2009 2008	368,269 363,462 350,000	0 0 0	325,011 0 1,375,788	313,855 583,310 545,270	0 300,000 0	22,368 24,003 21,862	1,029,503 1,270,775 2,292,920

(1)   Actual figures for 2009 were slightly higher because the bi-weekly payroll checks scheduled to be issued on January 1, 2010, were mandated by Federal and State regulations to be paid on December 31, 2009, thereby creating an extra pay period in 2009.

(2)   Stock awards:  The amounts listed reflect the full grant date fair values in accordance with FASB ASC 718-10 Compensation – Stock Compensation.  For assumptions used in determining these values, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)   Option awards: The amounts listed reflect the full grant date fair values in accordance with FASB ASC 718-10 Compensation – Stock Compensation.  For assumptions used in determining these values, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(4)   Annual Incentive:  Consists of amounts paid pursuant to our annual incentive program for 2009 and 2010.   See the discussion in Annual Incentive, beginning on page 40 for amounts paid for 2010.

(5)   Perquisites and all other compensation:

•      Mr. LePore:  includes payments in 2010, 2009 and 2008 for executive life and disability, and car allowance perquisites.

•      Mr. Kenyon:  in 2010 and 2009 includes executive life and disability, executive physical and in 2009, relocation expenses; in 2010 includes severance of $116,667.  See “Named Executives Who Are No Longer Employed by Us” on page 63.

•      For Messrs. Tropiano, Haughey, Campanelli, and MacPhee: includes payments in 2010, 2009 and 2008 for executive life and disability, executive physical, 401(k) match, and car allowance perquisites.

(6)    Mr. Tropiano was promoted to Executive Vice President and Chief Financial Officer of the Company effective July 1, 2010.  Mr. Tropiano was not a “Named Executive” of the  company prior to 2010 and, therefore, his compensation for 2009 and 2008 is not being reported in this proxy statement.

(7)    Mr. Kenyon terminated his employment as Executive Vice President and Chief Financial Officer effective June 30, 2010; he joined Par in December 2008 as Executive Vice President, Finance.  He assumed the role of Chief Financial Officer on March 9, 2009.  Since he was not a “Named Executive” prior to that time, compensation for 2008 is not included.  See “Named Executives Who Are No Longer Employed by Us” on page 63.

(8)    Mr. MacPhee terminated his employment as Executive Vice President and President – Strativa Pharmaceuticals effective January 31, 2011.  See “Named Executives Who Are No Longer Employed by Us” on page 63.

 Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made to the Named Executives during 2010:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award (1) ($) Threshold Target Maximum			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards (3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patrick G. LePore	1/4/2010				27,066			749,999
	1/4/2010					54,132	27.71	724,286
		519,000	865,000	1,730,000
Michael A. Tropiano	1/4/2010				4,060			112,503
	1/4/2010					8,120	27.71	108,646
	7/21/2010				7,179			200,007
		102,000	175,000	350,000
Lawrence A. Kenyon	1/4/2010				10,826			299,988
	1/4/2010					21,653	27.71	289,717
		102,000	175,000	340,000
Thomas J. Haughey	1/4/2010				12,631			350,005
	1/4/2010					25,262	27.71	338,006
		118,500	197,500	395,000
Paul V. Campanelli	1/4/2010				11,729			325,011
	1/4/2010					23,457	27.71	313,855
		118,500	197,500	395,000
John A. MacPhee	1/4/2010				11,729			325,011
	1/4/2010					23,457	27.71	313,855
		112,500	187,500	375,000

(1)  We provide performance-based annual bonus awards to our executive officers under our annual incentive program administered by the Compensation Committee.  These columns indicate the ranges of possible payouts targeted for 2010 performance for each of the Named Executives.  “Threshold” refers to the minimum amount payable for a certain level of performance under the annual incentive program, whereas “Target” refers to the amount payable if the specified performance target is reached, and “Maximum” refers to the maximum payout possible under the program.  Actual bonus awards paid in 2010 are set forth in column (g) of the “Summary Compensation Table" on page 52.  For additional discussion of our annual incentive program, see “Annual Incentive”, beginning on page 40.

(2)  Awards granted under our performance equity plan pursuant to our long-term incentive program.

(3)  The exercise price of option awards is the closing sale price of our common stock reported for the date of grant on the NYSE.  Options awarded in 2010 under our performance equity plan pursuant to our long-term incentive program vest annually in 25% increments over a four-year period.

(4)  Grant date fair value of restricted stock grants is based on the fair market value of our common stock on the respective grant dates in accordance with FASB ASC 718-10.  The weighted average per share grant date fair value of all Named Executives’ restricted stock grants was $27.72.  The grant date fair value of stock option grants is based on the Black-Scholes option pricing model on the date of grant, in accordance with FASB ASC 718-10.  The weighted average per share fair value of all Named Executives’ stock option grants was $13.38.  For additional discussion on the relevant assumptions used to determine the valuation of stock and option awards, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the number of shares of common stock covered by exercisable and unexercisable options and unvested restricted stock and restricted stock units held by the Named Executives (except Mr. Kenyon) at December 31, 2010.  Mr. Kenyon no longer holds any options, restricted stock or restricted stock units.  See “Named Executives Who Are No Longer Employed by Us” on page 63.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Patrick G. LePore					130,719	5,033,989
	5,000	--	22.20	5/17/2016
	120,000	--	19.26	10/29/2016
	8,400	2,800	24.27	3/21/2017
	90,000	30,000	20.00	8/8/2017
	32,733	98,201	13.06	1/7/2019
	--	54,132	27.71	1/3/2020
Michael A. Tropiano					26,534	1,021,824
	30,000	--	24.49	8/31/2015
	875	--	33.62	1/8/2016
	3,525	1,175	24.27	3/21/2017
	--	20,100	13.06	1/7/2019
	--	8,120	27.71	1/3/2020
Thomas J. Haughey					65,614	2,526,795
	2,500	--	60.85	1/19/2014
	14,951	--	42.14	1/5/2015
	7,496	--	33.62	1/8/2016
	9,900	3,300	24.27	3/21/2017
	68,591	34,290	10.99	11/17/2018
	--	80,399	13.06	1/7/2019
	--	25,262	27.71	1/3/2020
Paul V. Campanelli					64,236	2,473,728
	15,000	--	34.18	11/18/2011
	7,500	--	28.79	6/11/2012
	23,000	--	60.85	1/19/2014
	8,970	--	42.14	1/5/2015
	4,497	--	33.62	1/8/2016
	9,525	3,175	24.27	3/21/2017
	68,591	34,290	10.99	11/17/2018
	--	74,656	13.06	1/7/2019
	--	23,457	27.71	1/3/2020
John A. MacPhee					62,837	2,419,853
	45,000	--	42.14	1/31/2013
	9,159	--	33.62	1/31/2013
	8,100	2,700	24.27	1/31/2013
	68,591	34,290	10.99	4/30/2011
	24,885	74,656	13.06	4/30/2011
	--	23,457	27.71	4/30/2011

(1) Unexercisable options vest 25% per year over the course of four years, each on the anniversary of the date of grant, except for the options granted on November 18, 2008 and which expire on November 17, 2018; two-thirds of these options vested on November 18, 2010, and the remainder will vest on November 18, 2011 as long as the Named Executive is employed by us.  The options granted to Mr. MacPhee expired in accordance with the terms of his separation agreement dated as of December 17, 2010.  See “Named Executives Who Are No Longer Employed by Us” on page 63.

(2) Market value of stock reported is determined by multiplying the closing market price of our common stock at December 31, 2010 by the number of shares of stock ($38.51).

Option Exercises and Stock Vested

The table below shows the number of shares of common stock acquired by the Named Executives during 2010 upon the exercise of stock options and the vesting of other stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Patrick G. LePore	0	0	33,637	1,417,560
Michael A. Tropiano	6,699	80,603	5,722	251,554
Lawrence A. Kenyon	107,411	1,294,443	1,783	69,358
Thomas J. Haughey	26,799	323,593	32,304	1,825,808
Paul V. Campanelli	24,885	298,112	28,616	1,710,484
John A. MacPhee	0	0	28,491	1,663,025

* Determined by multiplying the number of shares of our common stock by the market value of the underlying shares on the vesting date.

Non-Qualified Deferred Compensation

We do not maintain a defined contribution plan or any other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2010, information regarding the shares of our common stock authorized for grant under our equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Plan Category
Equity compensation plans approved by stockholders:
2004 Performance Equity Plan (1)	2,909,000	$25.38	5,023,000
1997 Directors Stock Option Plan (2)	205,000	39.88	151,000

Equity compensation plans not approved by stockholders:
2000 Performance Equity Plan (3)	18,000	7.63	-
Total	3,132,000	$26.23	5,174,000

(1)   The 2004 plan totals include prior authorizations under the 2001 performance equity plan.  The maximum number of stock options available for future issuance is 4,545,000.  Of the total number of shares available for future grant 478,000 shares are available for the issuance of restricted stock and/or restricted stock units.

(2)   For the 1997 plan, the indicated total number of securities remaining available for future issuance may be any combination of stock options and restricted stock units.

(3)  The remaining shares in the 2000 plan expired on March 22, 2010.

Pension Benefits

We maintain a retirement savings plan, which is intended to be qualified under Section 401(a) and (k) of the Internal Revenue Code (the “401(k) plan”), pursuant to which eligible employees, including the Named Executives, are permitted to contribute from 1% to 25% of their compensation to the 401(k) plan, subject to certain limits.  We typically contribute an amount equal to 50% of up to 6% of the compensation contributed by the employee.  In connection with making matching contributions under the 401(k) plan, we incurred expenses of $1,200,000 in 2010.  Participants of the 401(k) plan become vested with respect to 20% of our contributions for each year of employment with us and thus become fully vested after five full years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The section below describes the payments that may be made to our Named Executives upon their separation or termination, assuming such events were to occur during the fiscal year 2010, pursuant to individual agreements or in connection with a change of control.

Employment Agreements with Named Executives

We have entered into employment agreements with Messrs. LePore, Tropiano, Haughey and Campanelli to provide the company with a level of assurance with regard to their continued service, as discussed in “Employment Agreements” on page 36 above.  We had employment agreements in place with Messrs. Kenyon and MacPhee, and in connection with the termination of their employment, we have entered into separation agreements with them.  In March 2009, we decided to limit the circumstances in which our executives would be entitled to an acceleration of vesting of equity awards in the event that we decided to terminate their employment without “cause.”  Previously, if any of our executives were terminated without “cause,” the vesting of all of the affected individual’s unvested equity awards would accelerate, and the individual would have 24 months to exercise his or her equity awards.  We amended our existing employment agreements with our Named Executives (and have provided in employment agreements entered into after March 2009) that, if employment is terminated without “cause” but was attributable to poor performance, any unvested equity award granted after December 31, 2008 would not accelerate.  (See the definition of “poor performance” on page 59 below.)  Additionally, we reduced the time period within which any option awards could be exercised, from 24 months to three months.

Our assessment of our employment agreement arrangements is an ongoing process that is subject to the terms of existing agreements, and we are committed to further assess and make appropriate changes as agreements come to term.  We have ensured that none of our employment agreements provide for guaranteed or recurring base salary increases or cash or equity-based incentives regardless of performance.  Base salary for our Chief Executive Officer and other executive officers may be increased only at the discretion of the Compensation Committee.

The discussion below relates to the executives’ employment agreements in effect on December 31, 2010.  For a summary of the severance terms and conditions under the employment agreements for the Named Executives, and the terms of the separation agreements entered into with Messrs. Kenyon and MacPhee, as well as the amounts that are or could be payable to the Named Executives upon termination of employment or a change of control of the company, see the discussion beginning on page 58.

Terms of LePore Employment Agreement

Mr. LePore, who has been a member of our Board since May 18, 2006, was appointed as our President and Chief Executive Officer on September 26, 2006.  In August 2007, we entered into an employment agreement with Mr. LePore, which was amended (i) on March 4, 2008, in order to comply with changes to Section 409A of the Internal Revenue Code and certain other non-material changes, and (ii) on March 4, 2009, as noted above.  Pursuant to this agreement, he held the positions of President and Chief Executive Officer through August 2010, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period was provided in advance by us or Mr. LePore).  Mr. LePore’s compensation consisted of annual base salary ($865,000 as of December 31, 2010), subject to annual review and increase at the Board’s discretion.  He was eligible for annual bonuses (in a target amount equal to 100% of his annual base salary) based on performance criteria to be determined by the Board, including his performance and our performance and financial condition.  In connection with his employment, Mr. LePore was entitled to participate in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  Option and stock awards granted to Mr. LePore in 2010 under our long-term incentive plan are described in the “Grants of Plan-Based Awards” table on page 53.  Additionally, while Mr. LePore is employed by us, we are obligated to pay the premiums on a $3,000,000 term life insurance policy for the benefit of his estate.

In November 2010, we entered into a new three-year, non-renewable employment agreement with Mr. LePore, effective January 1, 2011.  See “Chief Executive Officer Evaluation Process” on page 39 for a discussion of the terms of this new agreement.

Terms of Tropiano Employment Agreement

We entered into an employment agreement with Mr. Tropiano dated July 21, 2010 for an initial three-year term with automatic renewals for successive one-year terms thereafter (unless Mr. Tropiano or we provide a notice of non-renewal of any subsequent employment period).  Pursuant to the agreement, Mr. Tropiano is employed as our Executive Vice President and Chief Financial Officer and receives an annual base salary of $350,000, subject to review and increase at the Board’s discretion.  Mr. Tropiano will be eligible for annual bonuses (with a target amount equal to 50% of his annual base salary), determined by the Board in its discretion, and to participate in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  In addition, upon execution of his employment agreement, the Compensation Committee granted Mr. Tropiano an award of 7,179 shares of restricted stock, which is described in the “Grants of Plan-Based Awards” table on page 53.  During his employment term, we are obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of Mr. Tropiano’s estate.

Terms of Haughey Employment Agreement

We entered into a three-year employment agreement with Mr. Haughey dated March 4, 2008 (which replaced his previous employment agreement dated September 15, 2005), as amended March 4, 2009, as noted above.  Pursuant to the agreement, Mr. Haughey is employed as our Executive Vice President, General Counsel and Secretary for an initial three-year term, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by either us or Mr. Haughey).  Mr. Haughey’s employment agreement has been renewed for a successive one-year term through March 4, 2012.  Mr. Haughey receives an annual base salary ($395,000 as of December 31, 2010), subject to review and increase at the Board’s discretion.  Mr. Haughey is eligible for annual bonuses (with a target amount equal to 50% of his annual base salary), determined by the Board in its discretion, and to participate in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  Stock awards granted to Mr. Haughey in 2010 under our long-term incentive program are described in the “Grants of Plan-Based Awards” table on page 53.  In addition, while Mr. Haughey is employed by us, we are obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of his estate.

Terms of Campanelli Employment Agreement

We entered into an employment agreement with Mr. Campanelli dated March 5, 2008, as amended March 4, 2009, as noted above.  Pursuant to the agreement, Mr. Campanelli is employed as President of Par Pharmaceutical, our generic products division, through December 31, 2010, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by either us or Mr. Campanelli).  Mr. Campanelli’s employment agreement has been renewed for a successive one-year term through December 31, 2011.  Mr. Campanelli receives an annual base salary ($395,000 as of December 31, 2010), subject to review and increase at the Board’s discretion.  Mr. Campanelli is eligible for annual bonuses (with a target amount equal to 50% of his annual base salary), determined by the Board in its discretion, and to participate in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.   Stock awards granted to Mr. Campanelli in 2010 under our long-term incentive program are described in the “Grants of Plan-Based Awards” table on page 53.  In addition, while Mr. Campanelli is employed by us, we are obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of his estate.

Terms of MacPhee Employment Agreement

We entered into an employment agreement, dated March 6, 2008, as amended March 4, 2009 with Mr. MacPhee, our former President of Strativa Pharmaceuticals, our proprietary products division.  Mr. MacPhee received an annual base salary ($375,000 as of December 31, 2010), subject to review and increase at the Board’s discretion.  Additionally, Mr. MacPhee was eligible for annual bonuses (with a target amount equal to 50% of his annual base salary), determined by the Board in its discretion, and to participate in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  Stock awards granted to Mr. MacPhee in 2010 under our long-term incentive program are described in the “Grants of Plan-Based Awards” table on page 53.  In addition, while Mr. MacPhee was employed by us, we were obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of his estate.  See “Named Executives Who Are No Longer Employed by Par” on page 63.

Potential Payments and Rights Upon Termination of Employment or a Change of Control

Our Named Executives may receive compensation in connection with the termination of their employment under certain events, whether before or after a change of control of the company.

The terms “cause,” “material breach,” “Change of Control,” “Poor Performance” and “Stay Period” are specifically defined in each Named Executive’s employment agreement.  For purposes of the discussion below, however, such terms generally mean the following:

“cause” generally means (i) conviction of, guilty or no contest plea to, or confession of guilt of, a felony, or other crime involving moral turpitude; (ii) an act or omission in connection with employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct or other conduct that is materially harmful or detrimental to the company; (iii) a material breach by the executive of his employment agreement; (iv) continuing failure to perform such duties as are assigned to the executive; (v) knowingly taking any action on the company’s behalf without appropriate authority to take such action; (vi) knowingly taking any action in conflict of interest with the company given the executive's position with us; or (vii) the commission of an act of personal dishonesty by the executive that involves personal profit in connection with the company.

“material breach” generally means (i) our failure to make any payment that we are required to make to the executive when due or within two business days; (ii) the assignment to the executive, without his written consent, of duties inconsistent with positions, responsibilities and status with the company, a change in the executive's reporting responsibilities, titles or offices or any act constituting a constructive termination or removal of the executive; (iii) a reduction in the executive’s base salary; or (iv) a permanent reassignment (without the executive’s consent) to a primary work location more than 35 miles from our present executive offices.

“Change of Control” of the company generally means (i) any individual, firm, corporation or other entity, or any group (as defined in the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined in the Exchange Act) of more than twenty percent (20%) of the then outstanding shares entitled to vote generally in the election of our directors; (b) the commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group to commence, a tender or exchange offer subject to the Exchange Act for any class of our capital stock; or (c) our stockholders approve (i) a definitive agreement for the merger or other business combination of our company with or into another corporation pursuant to which our stockholders do not own, immediately after the transaction, more than fifty percent (50%) of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, (ii) a definitive agreement for the sale, exchange or other disposition of all or substantially all of our assets, or (iii) any plan or proposal for our liquidation or dissolution.

“Poor Performance” means the executive’s consistent failure to meet reasonable performance expectations and goals that are established by the Board or our executive team and communicated to the executive (other than any such failure resulting from incapacity due to physical or mental illness).  However, under the employment agreements, termination for Poor Performance will not be effective unless at least 30 days prior to such termination the executive receives notice from our Chief Executive Officer or the Board that specifically identifies the manner in which the executive has not met the prescribed performance expectations and goals and the executive has not corrected such failure or made substantial and material progress in correcting such failure to the satisfaction of our Chief Executive Officer or the Board.

“Stay Period” means the six month period during which the executive continues employment with us or our successor after the date a Change of Control occurs.

The various events of termination of employment and the payments and benefits (if any) to which a Named Executive may be entitled under such situations are described below and illustrated in the table on page 62.

Upon death or disability

Upon termination of employment for death or disability, each Named Executive (except Mr. Tropiano) would be entitled to a payment of two times annual base salary in effect at the applicable time plus an amount equal to two times his last annual cash bonus, less any life insurance or disability insurance received by the Named Executive or his estate.  Mr. Tropiano would be entitled to a payment, upon termination of employment for disability, equal to his annual base salary in effect at the applicable time.  Pursuant to the terms of our performance equity plan and equity award agreements, for awards granted after December 31, 2008, the unvested restricted stock awards and options to purchase our stock terminate, except those awards that would have vested as of the next anniversary of the grant date after such termination, upon death or disability.

Upon our termination of the Named Executive without “cause;” or upon a material breach by us of the Named Executive’s employment agreement

Upon termination of a Named Executive’s employment by us without “cause,” or by the Named Executive upon our material breach of the employment agreement, the affected Named Executive (except Mr. Tropiano) would be entitled to a payment of two times annual base salary in effect at the applicable time plus (in certain circumstances) an amount equal to two times the Named Executive’s last annual cash bonus.  In the foregoing circumstances, Mr. Tropiano would be entitled to a payment equal to his annual base salary in effect at the applicable time.  Additionally, all unvested equity awards granted to the Named Executive on or before December 31, 2008 would vest and the Named Executive will have 24 months from the date of termination to exercise any outstanding option awards (except Mr. Tropiano who would have 3 months from the date of termination to exercise).  With respect to any equity award granted after December 31, 2008, if a Named Executive’s employment is terminated (i) by us without “cause” and such termination is not related to “Poor Performance,” or (ii) by him for our material breach, then all such equity awards will vest and he will have three months to exercise any outstanding option awards.

Non-renewal of the Named Executive’s employment agreement by us

If we choose not to renew a Named Executive’s employment agreement, the Named Executive (except Mr. Tropiano) would be entitled to a payment of two times annual base salary in effect at the applicable time plus two times (in certain circumstances) an amount equal to the Named Executive’s last cash bonus.  In the foregoing circumstances, Mr. Tropiano would not be entitled to any severance payments.  Mr. LePore’s new employment agreement, effective January 1, 2011, is not renewable and does not provide for payment of any severance on the regular expiration of the term.

Upon non-renewal of the employment agreement by the Named Executive; resignation by the Named Executive (other than due to material breach by us); or upon our termination of the Named Executive for “cause”

If the Named Executive’s employment is terminated (i) by his non-renewal of the employment agreement, (ii) by his resignation (other than due to material breach by us), or (iii) by us for “cause,” the Named Executive would not be entitled to any severance payments.

Following a Change of Control upon termination other than for “cause”

If a Named Executive is terminated other than for “cause” within 12 months following any Change of Control, the Named Executive will have 24 months from the date of termination to exercise any vested equity awards granted to the Named Executive, so long as the applicable plan underlying the awards is still in effect and the awards have not expired at the time of exercise (except for Mr. Tropiano who will have 90 days from the date of termination to exercise).  Pursuant to the terms of our 2004 performance equity plan, all unvested equity awards vest following a Change of Control, unless the award agreement pursuant to which the equity award was granted provides otherwise.  None of our award agreements provide otherwise, except the time-based restricted equity awards under our 2008 long term incentive program, as noted below.

For time-based restricted stock awards granted under our 2008 long term incentive program, unvested equity awards for Named Executives (except Mr. Tropiano) will vest according to the following schedule:

(a)  On the last day of the Stay Period, if  (i) after a Change of Control, we or our successor requires the Named Executive to remain employed for the Stay Period, (ii) the Named Executive continues employment through the Stay Period, and (iii) the Change of Control occurs within two years of the 2008 grant; or

(b)  On the date of termination, if the Named Executive’s employment is terminated after the Change of Control without “cause” or due to a material breach by the company; or

(c)  On the date of the Change of Control, if the Change of Control occurs two or more years after the 2008 grant.

After a Change of Control upon termination by the Named Executive during the 90-day period following the Stay Period

If a Named Executive (except Mr. Tropiano and, effective January 1, 2011, Mr. LePore) remains through the Stay Period after a Change of Control, he can thereafter resign during the 90-day period following the Stay Period and his termination will be treated as a termination by our successor without “cause,” which would entitle him to a payment of two times base salary in effect at the applicable time plus (in certain circumstances) an amount equal to two times the Named Executive’s last annual cash bonus.

Non-compete and Non-solicitation

Each of the current Named Executives has agreed for one year (except Mr. Haughey, who has agreed for two years) following termination of his employment with us not to solicit business or employees away from us and not to provide any services that may compete with our business.  The non-compete restriction, however, will not apply if the Named Executive’s employment term is terminated by us without “cause” or upon our material breach.

Estimated Value of Benefits to Be Received Upon Involuntary Separation Not Related to a Change of Control or Upon Qualifying Termination Following a Change of Control

The following table shows the estimated value of payments and other benefits to be received by our Named Executives (except Mr. Kenyon, who was no longer employed as an executive officer as of December 31, 2010) under the terms of their respective employment agreements or arrangements in effect on December 31, 2010, assuming the employment of such individuals terminates under one of the following circumstances as of December 31, 2010.  There are no income tax or excise tax gross-ups of any kind.  The severance arrangements of Mr. Kenyon and Mr. MacPhee (who are no longer employed by us) are described on page 63.

Potential Payments Upon Involuntary Separation

Compensation Program	For “Cause”	By the Company Without “Cause,” or Material Breach of Agreement by the Company	Non-Renewal of Agreement by the Company	By the Executive (Other Than Due to Material Breach by the Company), or Non-Renewal of Agreement by Executive	Death or Disability	Upon Termination Other Than for “Cause” (within 12 months) After Change of Control	By the Executive during the 90-Day Period Following 6 Months (Stay Period) After Change of Control
Cash Severance
Mr. LePore	$0	$ 4,530,000(1)	$4,530,000(1)(2)	$0	$4,530,000(1)(3)	(4)	$ 4,530,000(1)(2)
Mr. Tropiano	$0	$ 350,000(5)	$ 350,000(5)	$0	$ 350,000(3)(5)	$ 950,000 (6)	N/A
Mr. Haughey	$0	$ 1,490,000(1)	$1,490,000(1)	$0	$1,490,000(1)(3)	(4)	$ 1,490,000(1)
Mr. Campanelli	$0	$ 1,400,000(1)	$1,400,000(1)	$0	$1,400,000(1)(3)	(4)	$ 1,400,000(1)
Mr. MacPhee	$0	$ 1,350,000(1)	$1,350,000(1)	$0	$1,350,000(1)(3)	(4)	$ 1,350,000(1)

Equity Value(7)
Mr. LePore	$0	$14,666,680(8)	$0	$0	$9,164,902(9)	$14,666,680(10)	$14,666,680(2)(10)
Mr. Tropiano	$0	$ 2,306,866(8)	$0	$0	$1,357,635(9)	$ 2,306,866(10)	N/A
Mr. Haughey	$0	$ 8,267,133(8)(11)	$0	$0	$5,360,367(9)(11)	$ 8,267,133(10)	$ 8,267,133(10)
Mr. Campanelli	$0	$ 8,164,516(8)(11)	$0	$0	$5,278,086(9)(11)	$ 8,164,516(10)	$ 8,164,516(10)
Mr. MacPhee	$0	$ 5,999,815(8)(11)	$0	$0	$5,999,815(9)(11)	$ 5,999,815(10)	$ 5,999,815(10)

Medical and Health Plans
Mr. LePore	$0	$ 32,814(12)	$ 32,814(2)(12)	$0	$ 32,814(12)	(3)	$ 32,814(2)(12)
Mr. Tropiano	$0	$ 32,814(12)	$ 32,814(12)	$0	$ 32,814(12)	(3)	N/A
Mr. Haughey	$0	$ 32,814(12)	$ 32,814(12)	$0	$ 32,814(12)	(3)	$ 32,814(12)
Mr. Campanelli	$0	$ 32,814(12)	$ 32,814(12)	$0	$ 32,814(12)	(3)	$ 32,814(12)
Mr. MacPhee	$0	$ 32,814(12)	$ 32,814(12)	$0	$ 32,814(12)	(3)	$ 32,814(12)

Perquisites
Mr. LePore	$0	$0	$0	$0	$0	$0	$0
Mr. Tropiano	$0	$0	$0	$0	$0	$0	N/A
Mr. Haughey	$0	$0	$0	$0	$0	$0	$0
Mr. Campanelli	$0	$0	$0	$0	$0	$0	$0
Mr. MacPhee	$0	$0	$0	$0	$0	$0	$0

(1)   Upon termination, the Named Executive would be entitled to two times annual base salary plus an amount equal to two times his last annual cash bonus paid. The Named Executive shall not receive an amount equal to his last cash bonus if termination is a result of his performance. Payment for severance benefits (except upon death) is to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary.

(2)   Not applicable, effective January 1, 2011, pursuant to Mr. LePore’s new employment agreement.

(3)   Life insurance and disability insurance received by the Named Executive will be deducted from the amount payable upon termination.

(4)   If a Named Executive is terminated after a Change of Control, the severance amounts are the same as before the Change of Control and are determined based on the trigger event for termination.

(5)   Upon termination, Mr. Tropiano would be entitled to an amount equal to his annual base salary.  Payment for severance benefits (except upon death) is to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary.

(6)   If, within two years after a Change of Control, Mr. Tropiano’s employment is terminated without “cause” or for a material breach by the company, he would be entitled to two times annual base salary plus an amount equal to two times his last annual cash bonus paid. He would not receive an amount equal to his last cash bonus if termination is a result of his performance.

(7)   Assumes the triggering event took place on the last day of the fiscal year, December 31, 2010, and the price per share is the closing market price as of that date ($38.51).

(8)   Upon termination, provided the reason for such termination is not related to the Named Executive’s performance, all unvested equity awards vest, and the Executive has 24 months from the date of termination to exercise any vested options if the option was granted prior to December 31, 2008 and three months from the date of termination to exercise any vested options if the option was granted after December 31, 2008.

(9)   For awards granted prior to December 31, 2008, upon death or disability, all unvested restricted share and restricted share unit awards immediately vest and are no longer subject to forfeiture; however, unvested awards of options to purchase our common stock terminate.

For awards granted after December 31, 2008, upon death or disability, all unvested restricted share, restricted share unit awards and awards of options to purchase our common stock terminate, except those awards that would have vested as of the next anniversary of the grant date after such termination event.  The Executive or his estate shall have one year from the date of termination or death, as the case may be, to exercise options.

(10) Upon a Change of Control, all unvested equity awards immediately vest in full except as described below.  In addition, under each Named Executive’s respective employment agreement (except Mr. Tropiano), if a Named Executive is terminated within 12 months of a Change of Control, other than for “cause”, then the options’ exercise period is extended to 24 months from the date of termination. Mr. Tropiano will have three months from the date of termination to exercise any options.  For grants of time-based restricted stock awards granted under the 2008 long term incentive program, all unvested equity awards immediately vest in full, on the following schedule:

a.     on the last day of the Stay Period, if  (i) after a Change of Control, the company or the successor requires the Executive to remain employed for the Stay Period, (ii) the Executive continues employment through the Stay Period, and (iii) the Change of Control occurs within two years of the 2008 grant; or

b.     on the date of termination, if the Executive’s employment is terminated after the Change of Control without “cause” or upon a material breach by the company; or

c.     on the date of the Change of Control, if the Change of Control occurs two or more years after the 2008 grant.

(11) A pro rata portion of the executive retention awards (a combination of restricted stock and options to purchase common stock) granted November 18, 2008) vest upon termination by us without “cause” or for the company’s material breach.  Upon death or disability, all unvested executive retention restricted stock awards immediately vest and are no longer subject to forfeiture.

(12) Represents the Named Executive’s entitlement to participate, at our expense, in all of our medical and health plans and programs in accordance with COBRA for a period of 18 months (not applicable upon termination in the event of the Named Executive’s death).

Named Executives Who Are No Longer Employed by Us

Mr. Kenyon

We entered into a separation and release agreement with Mr. Kenyon on July 30, 2010 in connection with his separation from us, effective July 30, 2010, his separation date.  In accordance with the terms of his employment agreement, we will pay Mr. Kenyon severance payments totaling $350,000 in equal semi-monthly installments, with interest, beginning September 15, 2010 through August 30, 2011.  In addition, for up to eighteen months following his separation date, we have agreed to make bi-weekly payments to Mr. Kenyon to cover the cost of premiums for COBRA continuation coverage.  Consistent with the terms of his employment agreement, Mr. Kenyon retained equity awards which vested prior to his separation date, was entitled to the acceleration of a portion of certain other equity awards which were not vested at his separation date, and had three (3) months from his separation date to exercise all vested options.  Pursuant to the Agreement, Mr. Kenyon (i) waived any claim that he may have against us in connection with his employment agreement, (ii) acknowledged his obligations under his employment agreement that he remains subject to the duty of non-disclosure of confidential information, and (iii) will not solicit any business or employees away from us for one year following his separation date.  Consistent with his separation and release agreement, the value of Mr. Kenyon’s separation payments include $350,000 in cash, $32,814 in health and welfare benefits and $1,642,074 in equity awards, totaling $2,024,888.

Mr. MacPhee

We entered into a separation and release agreement with Mr. MacPhee on December 17, 2010 in connection with his separation from us, effective January 31, 2011, his separation date.  In accordance with the terms of his employment agreement, we will pay Mr. MacPhee severance payments totaling $750,000 in equal semi-monthly installments, with interest, commencing on August 1, 2011 through February 2013.  In addition, for up to eighteen months following his separation date, we have has agreed to make bi-weekly payments to Mr. MacPhee to cover the cost of premiums for COBRA continuation coverage.  Consistent with the terms of his employment agreement, Mr. MacPhee retained equity awards vested prior to his separation date and was entitled to the acceleration of a portion of certain other equity awards which were not vested at his separation date.  Pursuant to the terms of his employment agreement, Mr. MacPhee has 24 months to exercise vested options granted prior to December 31, 2008 and three (3) months from his separation date to exercise vested options granted after

December 31, 2008.  Pursuant to the separation and release agreement, Mr. MacPhee (i) waived any claim that he may have against us in connection with his employment agreement, (ii) acknowledged his obligations under his employment agreement that he remains subject to the duty of non-disclosure of confidential information, and (iii) will not solicit any business or employees away from us for one year following his separation date.  Consistent with his separation and release agreement, the value of Mr. MacPhee’s separation payments include $750,000 in cash, $32,814 in health and welfare benefits and $3,538,944 in equity awards, totaling $4,321,758.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As a public company, our directors and executive officers and the more than 10% beneficial owners of our common stock are subject to reporting requirements under Section 16(a) of the Exchange Act and are required to file certain reports with the SEC in respect of their ownership of our equity securities and changes thereto.  Based solely upon review of Forms 3 and 4 and amendments thereto furnished to us during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, we believe that, during fiscal year 2010, all such reports were timely filed, except for the following late reports:  (i) Mr. Kenyon filed a timely Form 4 on January 6, 2010 with respect to the grant of equity awards, but filed an amendment on January 8, 2010 to correct a typographical error; (ii) Mr. MacPhee filed a timely Form 4 on March 10, 2010 to report the sale of securities, but filed an amendment on March 24, 2010 to correct a typographical error; and (iii) Mr. Smith filed a late report on Form 4 on April 9, 2010 with respect to the deferral of retainer to stock units on April 6, 2010.

OTHER MATTERS

As of the date of this proxy statement, the Board has no knowledge of any business that will be presented for consideration at the meeting other than as described herein. If any other matter(s) are properly brought before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying proxy card to vote the proxies that they receive in respect of such matter(s) in accordance with their judgment.

A copy of our Annual Report on Form 10-K for fiscal year 2010 is included with this proxy statement and will be delivered to any of our stockholders, without charge, upon a written request by a stockholder.  Requests for a copy of our Annual Report should be addressed to our Secretary at 300 Tice Boulevard, Woodcliff Lake, NJ  07677.  In addition, our Annual Report is available on our website at www.parpharm.com/proxy.

SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with our Bylaws and Rules 14a-4(c) and 14a-5(e) under the Exchange Act, we hereby notify our stockholders that we had not received, on or before February 15, 2011, proper notice of any other proposed matter to be submitted for stockholder vote at the 2011 meeting; and accordingly, any proxies received in respect of the meeting will be voted in the discretion of our management on any other matters(s) that may properly come from the meeting.

Any proposal that is intended to be presented by any stockholder for action at the 2012 Annual Meeting of Stockholders must be received in writing by our Secretary, at 300 Tice Boulevard, Woodcliff Lake, NJ 07677, no later than December 2, 2011, in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 meeting.  Advance notice of stockholder nominations for the election of directors must be delivered personally to, or mailed to and received by, our Secretary at the address listed above, not less than 20 nor more than 60 days prior to the 2012 meeting date; however, in the event that less than 30 days’ prior notice or public disclosure of the 2012 meeting date is given or made to our stockholders, notice by the stockholder, to be timely, must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or such public disclosure was made.

We hereby further notify our stockholders that if we do not receive written notice by February 15, 2012 of a matter proposed to be submitted for our stockholders’ vote at the 2012 Annual Meeting of Stockholders, proxies received by members of our management for such meeting may be voted, at the discretion of such management members, on any matter(s) that properly come from such meeting, without any discussion of such proposed matter(s) in the proxy statement to be distributed in respect of such meeting.

                                  By Order of the Board of Directors

Thomas J. Haughey

Secretary

Dated:  March 29, 2011

________________________________________________________________________________________

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE ONLINE AT HTTP://WWW.PARPHARM.COM/PROXY

PAR PHARMACEUTICAL COMPANIES, INC.

Proxy for Annual Meeting of Stockholders to Be Held on May 17, 2011

THIS PROXY IS BEING SOLICITED ON BEHALF OF

THE COMPANY’S BOARD OF DIRECTORS

The undersigned stockholder(s) of PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Company”), hereby constitute(s) and appoint(s) Patrick G. LePore and Thomas J. Haughey, and each of them, with full power of substitution in each, as the agents, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote at the 2011 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Warwick New York Hotel, 65 West 54th Street, New York, New York 10019, on May 17, 2011, at 10:00 a.m. (local time), or any adjournment(s) thereof, all of the shares of common stock of the Company that the undersigned would be entitled to vote if then personally present at such Meeting in the manner specified herein and on any other business as may properly come before the Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE.  IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS NUMBER 1, 2, 3 AND 5 AND 1 YEAR FOR PROPOSAL NUMBER 4.  THIS PROXY WILL BE VOTED IN THE JUDGMENT OF MANAGEMENT ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

(Continued and to be signed and dated on the reverse side.)

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES.

1. ELECTION OF CLASS III DIRECTORS:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY for all nominees

☐ FOR ALL EXCEPT (See instructions below)

Nominees:  ☐ Patrick G. LePore

  ☐ Ronald M. Nordmann

  ☐ Joseph E. Smith

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL

EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here ☐

THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

2.        TO RATIFY THE SELECTION OF THE FIRM OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITORS FOR FISCAL YEAR 2011:

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.         APPROVAL OF AN ADVISORY (NON-BINDING) PROPOSAL ON THE COMPANY’S 2010 EXECUTIVE COMPENSATION PROGRAMS AND POLICIES FOR THE NAMED EXECUTIVES

FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD RECOMMENDS A VOTE FOR 1 YEAR ON PROPOSAL 4.

4.         APPROVAL OF AN ADVISORY (NON-BINDING) PROPOSAL ON THE FREQUENCY OF A STOCKHOLDER VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION PROGRAMS AND POLICIES FOR THE NAMED EXECUTIVES

1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 5.

5.         REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE 2004 PERFORMANCE EQUITY PLAN

FOR ☐	AGAINST ☐	ABSTAIN ☐

6.         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF AND AS PROVIDED IN RULE 14A-4(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Postage Pre-paid Envelope.

Dated:    ____, 2011

Signature of Stockholder

Signature, if held jointly

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS NUMBER 1, 2, 3 AND 5 AND A VOTE OF “1 YEAR” FOR PROPOSAL NUMBER 4.

Please sign exactly as name appears on this Proxy.  When shares are held by jointly, each holder must sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership or LLC, please sign in entity’s name by authorized person.

__________________________________________________________________________________________

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